Exhibit 4.4

EXPLANATORY NOTE: The Deed of Trust between the Company and the Trustee is written in the Hebrew language and is governed by the laws of Israel. This English translation has been prepared for informational purposes only. While the English translation is believed to be generally accurate, the official Hebrew-language original is the controlling document for all purposes.

[CONVENIENCE TRANSLATION FROM

THE ORIGINAL HEBREW VERSION]

UMH PROPERTIES, INC.

Deed of Trust

For Bonds Offered to the Public

Prepared and executed on the 31st day of January 2022

Between UMH Properties, Inc. and Reznik Paz Nevo Trusts Ltd.

Table of Contents

Section	Subject	Page
Deed of Trust
1	Preamble, Interpretation and Definitions	2
2	Issuance of the Bonds	8
3	Appointment and Duties of the Trustee	13
4	Powers of the Trustee	14
5	Repurchase of Bonds by the Company	15
6	Covenants of the Company	17
7	Interest Rate Adjustments	23
8	Security and Seniority of the Bonds	27
9	Early Redemption	28
10	Call for Immediate Repayment	32
11	Claims and Proceedings by the Trustee	39
12	Trust over Receipts	40
13	Power to Withhold Distribution of Funds	40
14	Failure to Make Payment for Reason Beyond the Company’s Control	41
15	Receipts as Proof	42
16	Undertakings of the Company Toward the Trustee	43
17	The Trustee as Representative	45
18	Other Agreements between the Trustee and the Company	46
19	Reporting by the Trustee	46
20	Trustee’s Fees	47
21	Special Powers of the Trustee	48
22	Trustee’s Authority to Engage Agents	49
23	Indemnification of the Trustee	50
24	Notices	53
25	Waiver and Compromise	54
26	Bondholders Register	55
27	Replacement of the Trustee	56
28	Reporting to the Trustee and to the Bondholders	56
29	Bondholders’ Meetings	57
30	Governing Law	57
31	Trustee’s Responsibility	58
32	Addresses	58
Schedule I – Form of Bond Certificate		59
Terms and Conditions Overleaf		61
Schedule II – General Meetings of Bondholders		66
Schedule III – Urgent Representation of Bondholders		74

DEED OF TRUST

Made and entered into on January 31, 2022

Between:	UMH PROPERTIES, INC
File Number 22-1890920
3499 US Highway 9, Ste 3C
Freehold, NJ, 07728-3277 USA
Telephone: +(1) 732-577-997
Fax: +(1)732-577-9980 (the “Company”)

The Company’s address in Israel for purposes of service of process:
98 Yigal Alon Street, Tel Aviv 6789141
c/o Goldfarb Seligman & Co. Law Offices
Telephone: 03-608-9999
Facsimile: 03-608-9909

on one side;

And:	Reznik Paz Nevo Trusts Ltd.
From 14 Yad Harutzim Street, Tel Aviv, Israel
Tel: 03-6380200
Fax: 03-6289222
(hereinafter: the “Trustee”)

on the other;

WHEREAS:	The Company was incorporated under the laws of the State of Maryland, USA, its Common Shares and certain other securities are listed on the New York Stock Exchange (NYSE) and, subject to the closing of the Offering of the Bonds that are the subject matter of this Deed of Trust, its Common Shares will be listed on the Tel Aviv Stock Exchange Ltd.; and

WHEREAS:	The Company’s Board of Directors resolved on January 31, 2022 to approve an offering to the public in Israel of bonds (the “Offering”) under the terms and conditions set forth in this Deed of Trust, and no additional action or resolution is required by the Company in order to pursue the Offering and for assume the undertaking set forth in this Deed of Trust; and

WHEREAS:	The Company represents that it has obtained all approvals required under applicable law (Israeli and foreign laws) and/or contract for issuing the Bonds, and there is no impediment under such law and/or contract to effectuating the Offering; and

WHEREAS:	The Company intends to issue the Bonds in the manner and in accordance with the provisions set forth in this Deed of Trust; and

WHEREAS:	On January 13, 2022, S&P Global Ratings Maalot Ltd. (“Maalot”) issued with respect to the Bonds an ilAA-rating (such rating, or any corresponding rating issued by a successor Rating Agency, the “Base Credit Rating”) for a bond issuance by the Company; and

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WHEREAS:	The Trustee is a company limited by shares and is incorporated in Israel under the Companies Law, 5759-1999 (the “Companies Law”), whose main purpose is to engage in trusteeships; and

WHEREAS:	The Trustee represents that there is no prevention under the Securities Law (as defined below) and/or any other law for its appointment as the Trustee for the Bonds, nor to its entering into this Deed of Trust with the Company, and that it complies with the requirements and the competency qualification, if any, to serve as Trustee for the Bondholders; and

WHEREAS:	The Company has requested the Trustee to serve as Trustee to the Bondholders, and the Trustee has agreed to serve under Chapter E’ of the Securities Law, all subject to and in accordance with the terms of this Deed of Trust; and

WHEREAS:	The Trustee has no interest in the Company, and the Company has no interest in the Trustee.

Now, therefore, it is agreed, declared, and stipulated by the parties as follows:

1.	Preamble, Interpretation and Definitions

1.1	The preamble to this Deed of Trust and the schedules attached hereto constitute a material and integral part hereof.

1.2	The division of this Deed of Trust into sections and the provision of headings for such Sections are for the sake of convenience and reference only and shall not be used for purposes of interpretation.

1.3	All references in this Deed of Trust in the plural shall also include the singular and vice versa, anything appearing in the masculine gender shall also include the feminine and vice versa, and any reference to a person shall also include a corporation, unless otherwise explicitly provided.

1.4	In this Deed of Trust, its schedules and the Bonds, the following capitalized terms will have the meanings prescribed opposite them, unless explicitly stated otherwise:

“Affiliate” -	An entity in which another person (which is not its parent corporation) holds 25% or more of its Voting Stock or in which it may appoint 25% or more of its directors;

“Base Rate” -	The average dollar exchange rate, on the Clearing Day of the Offering, as determined in the Bloomberg system in “ILS CMPL Currency”, based on the average closing rates in 7 samples to be performed at 15-minute intervals between 12:00 and 13:30. The Company will announce the Base Rate by way of an Immediate Report at the end of the Clearing Date and prior to the listing;

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“Bond Certificate” -	A certificate in the form set forth in the First Schedule to this Deed;

“Bondholder” or “Holder” -	As the term “Holder” or “Bondholder” is defined in Section 35A of the Securities Law;

“Bondholders’ Meeting” -	A general meeting of the Bondholders convened in accordance with the terms of this Deed of Trust;

“Bonds” or “Bonds (Series A)” -	The Bonds (Series A) issued by the Company pursuant to this Deed, the terms of which are set forth in the Bond Certificate;

“Business Day” -	Any day on which the Stock Exchange Clearing House and most of the banks in Israel are open for carrying out transactions;

“Change of Control” -	If any person, other than one or more Authorized Shareholders (as defined below), is or becomes the holder, directly or indirectly, of more than 50% of the total voting rights of the Voting Stock of the Company; provided that if the Company becomes the Subsidiary (as defined below), directly or indirectly, of a holding company, such holding company shall not itself be considered such a person if (a) such holding company owns, directly or indirectly, 100% of the Company’s Share Capital and (b) upon completion of such transaction, no person, other than one or more Authorized Shareholders, is or becomes the holder, directly or indirectly, of more than 50% of the total voting rights of the Voting Stock of such holding company;

“Clearing House” -	The Tel Aviv Stock Exchange Clearing House Ltd.;

“Regulation Codex” -

The Regulation Codex – Title 5 – principles for conducting businesses, Part 2 – equity, measurement and risk management, Chapter 4 – managing investment properties, as published by the Capital Market, Insurance and Savings Authority of the Ministry of Finance, as updated from time to time;[1]

1 https://www.gov.il/he/Departments/Guides/information-entities-codex

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“CFO Certificate” -	A certificate executed by the Chief Financial Officer of the Company with respect to the Company’s compliance with specific provisions of this Deed of Trust, which in any event in which it is required under this Deed of Trust, will be in form and content reasonably satisfactory to the Trustee;

“Consumer Price Index” -	The Israeli Consumer Price Index , which includes vegetables and fruit and is published by the Israeli Central Bureau of Statistics, and any similar index published by any successor institute or body, whether or not such index will be based on the same data on which the existing index is based as of the date of this Deed, provided that if such similar index shall be published by a successor institute or body which has not determined the ratio between the existing index as of the date of this Deed and the similar index, such ratio shall be determined by the Israeli Central Bureau of Statistics, and in the event that such ratio shall not have been determined, then the ratio shall be determined by the Trustee following its consultation with an economic expert chosen by the Trustee for such purpose;

“Credit Facility”	With respect to the Company or any of its Subsidiaries y, any obligation or debt, or commercial paper facilities with banks or other lenders providing credit, including revolving credit or term loans or any agreement treated as a financial or capital lease in accordance with U.S. GAAP.

“Cross Default”

Calling for the immediate repayment of a Credit Facility, if said calling for an immediate repayment:

(a) was caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any of the Company’s Subsidiaries ) prior to the expiration of the grace period for the repayment payment of such indebtedness set forth in such Credit Facility (“Payment Default”); or

(b) results in the acceleration of such indebtedness prior to its maturity;

and, in any event, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a call for an Immediate repayment as aforesaid, if any, exceeds $75,000,000.

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“Issuance Date” -	The Business Day on which the Offering proceeds are deposited in the Offering coordinator’s account;

“Deed” or the “Deed of Trust” or “This Deed of Trust”	This Deed of Trust including the schedules attached hereto, which form an integral part thereof;

“Dollar” -	United States dollar;

“Financial Statements” -	The Company’s consolidated statements of assets and liabilities, consolidated statements of operations, consolidated statements of changes in net assets, consolidated statements of cash flows and consolidated schedules of investments for a given fiscal period prepared in accordance with U.S. GAAP and, to the extent required, according to any other accounting standard to which the Company may be subject, as shall be in effect from time to time (including additional statements), with a copy or reference to the filing published on the MAGNA website;

“Group” -	The Company and its Subsidiaries;

“Listing” or “Listed”-	Listing or listed for trade on the Stock Exchange;

“NIS” -	New Israeli Shekel;

“Nominee Company” -	The Tel Aviv Stock Exchange Nominee Company Ltd. or any other substitute nominee company and provided that all the securities which the Company is required to register in a nominee company in Israel, will be registered in its name;

“Ordinary Resolution” -	A resolution, obtained by way of a simple majority, adopted at a Bondholders’ Meeting, in which there were present (in person or by proxy), at least two Bondholders that together hold at least twenty-five percent (25%) of the outstanding balance of the par value of the Bonds or at an adjourned meeting in which there were present any number of holders (in person or by proxy);

“Payment Rate” -	In respect of any payment of Principal or interest under this Deed of Trust (including, without limitation, upon early redemption or acceleration of the Bonds), the Representative Rate published on the third Business Day before the applicable payment date, or if the Representative Rate was not published on such date, then the rate on the first subsequent Business Day;

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“Authorized Shareholders” -	Any of (a) Eugene Landy and Samuel A. Landy or any of their estates, spouses, and/or descendants; (b) any trust in favor of any of the persons listed in (a) above only;

“Person”	any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof;

“Offering Clearing Day”	The Business Day on which the Offering proceeds are deposited in the Offering coordinator’s account;

“Principal” -	The aggregate outstanding balance of the principal amount of the Bonds in circulation;

“Prospectus” -	The Company’s prospectus, dated February 3, 2022, under which the Company offered the Bonds to the public in Israel;

“Public Tender” -	The public tender to be held in connection with the initial public offering of the Bonds;

“Publishing” or “Publish” -	Publishing on the Israel Security Authority’s MAGNA website, or, if the Company is no longer a Reporting Corporation, reporting to the Trustee in accordance with Subsection 28.4 hereunder;

“Rating Agency” -	An Israeli company engaged in credit ratings that is registered under the Regulation of Activities of Credit Rating Companies Law, 5774-2014;

“Register” -	The register of Bondholders as referred to in Section 26 of this Deed;

“Reporting Corporation” -	As defined in the Securities Law or any corporation listed for trading on a stock exchange outside of Israel set forth in the Second Schedule or in the Third Schedule of the Securities Law;

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“Representative Rate” -	The representative exchange rate of the Dollar to the NIS as published by the Bank of Israel, or any other official exchange rate of the Dollar to the NIS that may replace it, if applicable, provided that during any period in which the Bank of Israel does not publish exchange rates of the Dollar to the NIS, and there is no official exchange rate that replaces it, the Representative Rate shall be the exchange rate of the Dollar to the NIS determined by the Minister of Finance together with the Governor of the Bank of Israel for purposes of Dollar-linked government bonds or, in the absence of such determination, then the Representative Rate shall be the exchange rate of the Dollar to the NIS determined by an economic expert as reasonably selected by the Trustee;

“Securities Law” -	The Securities Law, 5728-1968, and the regulations enacted/ will be enacted thereunder, from time to time;

“Insolvency Law” -	Insolvency and Economic Rehabilitation Law, 5778-2018, and regulations enacted /will be enacted pursuant thereto, from time to time;

“Special Resolution” -	A resolution adopted at a Bondholders’ Meeting, there were present (in person or by proxy) Bondholders who together hold at least fifty percent (50%) of the outstanding balance of the par value of the Bonds or at an adjourned meeting attended by (in person or by proxy) Bondholders who together hold at least twenty percent (20%) of the outstanding par value of the Bonds, by a 2/3 (two thirds) majority of Bondholders participating in the vote, excluding abstentions;

“Stock Exchange” or “TASE” -	The Tel Aviv Stock Exchange Ltd.;
“Subsidiary”	In respect of any person, any corporation, limited or general partnership or other business entity that: (a) on the record date more than 50% of the voting rights of the Voting Stock or other interests (including partnership interests) entitled (irrespective of the occurrence of any contingency) to vote in the appointment of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person or (b) on the record date it holds control, directly or indirectly, including joint control.

“Trading Day” -	Any day on which trading takes place on the Stock Exchange;

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“Trustee” -	Reznik Paz Nevo Trusts Ltd. or any other Person which will act from time to time as trustee for the Bondholders under this Deed pursuant to Chapter E’ of the Securities Law;
“U.S. GAAP” -	United States Generally Accepted Accounting Principles as in effect on December 31, 2021;

“Voting Stock” -	The capital stock of any corporation or other legal entity as of any date that has a right to vote on the appointing of directors and in general meetings.

Other terms not defined above shall bear the meaning prescribed thereto in the Securities Law, unless otherwise explicitly stated.

1.5	In any event of a contradiction between this Deed of Trust and its Schedules, the provisions of this Deed of Trust shall prevail. The Company hereby confirms and clarifies, that as of the date of this Deed, there exists no contradiction between this Deed of Trust and the documents ancillary thereto and the provisions described in the Prospectus relating to this Deed and/or the Bonds.

1.6	For as long as the Bonds are listed, this Deed of Trust, including its Schedules, shall be subject to the applicable provisions of the bylaws and guidelines of the Stock Exchange, as in effect from time to time, and anywhere the rules of the Stock Exchange apply or shall apply to any action under this Deed of Trust, the rules of the Stock Exchange shall prevail.

1.7	Wherever the phrase “including” is used, it shall be interpreted as an example that neither reduces nor limits the generality of that certain term.

1.8	Wherever “subject to the provisions of applicable law” or a similar term is used, it shall be interpreted as subject to the provisions of the cogent law.

2.	Issuance of the Bonds

2.1	The Company shall carry out an initial issuance of the Bonds, which shall be registered by name, in a total amount that shall not exceed the amount to be set forth in the Supplementary Notice to be Published by virtue of the Prospectus. The Principal and Interest of the Bonds shall be linked to the Dollar.

2.2	The Principal of the Bonds shall be repaid in one installment on February 28, 2027.

2.3	Principal on the Bonds shall bear fixed annual interest at a rate to be determined in the Public Tender to be held with respect to the Offering (the interest rate to be determined in the Public Tender shall be hereafter referred to as the “Base Interest” or the “Annual Interest”), subject to the adjustments as set forth in Section 7 hereunder. The Interest shall be payable in semi-annually installments, on August 31, 2022, and on February 28 and August 31 of the years 2023-2026 (inclusive) and on February 28, 2027 (each, an “Interest Payment Date”), for the six (6) month period commencing on the previous Interest Payment Date and ending on the day immediately preceding the applicable Interest Payment Date (the “Interest Period”), except for the first Interest Payment Date, which shall take place on August 31, 2022, for the period commencing on the first trading date after the Public Tender and ending on the day immediately preceding the first Interest Payment Date (the “First Interest Period”) and which shall be calculated on the basis of 365 days in a year and the actual number of days in such period. The final interest payment shall be paid on February 28, 2027, together with final Principal payment and against the delivery of the Bond Certificates to the Company and/or to any third party as instructed by the Company.

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The Company shall publish the annual interest, the semi-annual interest (which shall apply to each full interest period in which the interest rate does not change and shall be calculated based on the Annual Interest rate divided by two (2)), and the interest amount that shall be payable for the First Interest Period, within the framework of its Immediate Report on the Public Tender results.

2.4	Record Date – Payments on account of the Principal and/or any Interest thereon shall be paid to the relevant Bondholder on the following dates:

2.4.1.	Payments due on August 31 – shall be paid to those holding the Bonds at the end of the Trading Day on August 19.

2.4.2.	Payments due February 28 (excluding the final payment of Principal and Interest) – shall be paid to those holding the Bonds at the end of the Trading Day on February 16.

2.4.3.	The final payment of Principal and Interest shall be made against the delivery of the Bond Certificates to the Company, on the Payment Date, at a location in Israel as the Company shall instruct the Trustee, no later than five (5) Business Days prior to the final Payment Date.

In the event a certain Payment Date on account of Principal and/or Interest is not a Business Day, the date of such payment shall be postponed to the following Business Day and no interest or other payment shall be due on account of such delay, and the record date for determining the eligibility for redemption or interest shall not be changed as a result of such postponement.

2.5	Currency Repayment and Linkage – Other than payments for the fees and expenses as set forth in this Deed (including those of the Trustee), all payments which the Company is required to make under this Deed, including but not limited to, repayment of the Principal (whether scheduled, accelerated or upon an early redemption) and Interest payments on the outstanding balance of the Principal, shall be made to the Bondholders in NIS, linked to Dollar, as follows: (i) if the Payment Rate is higher than the Base Rate, then such payment in NIS shall be increased proportionately to the rate of increase of the Payment Rate compared to the Base Rate; (ii) if the Payment Rate is lower than the Base Rate, then such payment in NIS shall be reduced proportionately to the rate of decrease of the Payment Rate compared to the Base Rate; and (iii) if the Payment Rate is equal to the Base Rate, then such payment shall be made in the NIS amount originally determined.

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2.6	Issuance – The Bonds are being offered initially within the framework of a public offering in Israel only.

2.7	Default Interest – See Section 3.8 of the Terms and Conditions Overleaf.

2.8	Stock Exchange Listing – The Company shall List the Bonds on the Stock Exchange.

2.9	Series Expansion and Issuance of Additional Securities:

Series Expansion

2.9.1.	The Company shall be entitled, from time to time, at its sole discretion, without being required to obtain approval from the Trustee or the Bondholders, to expand the Bond series and issue additional Bonds (whether by means of a public offering, private placement or otherwise), the terms and conditions of which will be the same as the terms and conditions of these Bonds initially issued, at any price and in any manner as the Company deems fit, including at such discount or premium (including without discount or without premium); this, provided all the following conditions are met: (1) the series expansion of will not lead to the downgrading of the Bonds’ rating, as shall be in effect immediately prior to the expansion date, and prior written confirmation thereof has been obtained from the Rating Agency, prior to the institutional tender for Classified Investors being held, to if held, including by way of granting a rating approval for the Bonds to be issued within the framework of the series expansion (in the event more than one Rating Agency is rating the Bonds, the higher rating shall apply); and (2) a CFO Certificate will be delivered by the Company pursuant to Section 6.1 prior to the expansion date, and no later than the date on which the institutional tender for Classified Investors will be held, if held, stating that (a) the Company is in compliance with all the Financial Covenants (pursuant to Section 6.1) immediately prior to the expansion and will be in compliance with all said Financial Covenants on a pro forma basis following the expansion, according to the most recent Financial Statements published prior to the series expansion and without accounting for any cure or grace period with respect to said covenant; (b) prior to the expansion, there shall exist no grounds for calling for the immediate repayment of the Bonds, nor shall there exist any such grounds as a result of the series expansion, without accounting for any cure or grace period with respect to such grounds; (c) the expansion will not affect the Company’s ability to meet its obligations as they come due; and (d) the Company meets all its material undertakings towards the Bondholders.

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2.9.2.	The series expansion shall be subject to obtaining the Stock Exchange’s approval to list the additional Bonds.

2.9.3.	The Trustee shall serve, subject to the provisions of this Deed of Trust, as Trustee for the Bonds in circulation from time to time, including those issued within the framework of a series expansion, and the Trustee’s consent for serving as Trustee to the expanded series shall not be required. Bonds in circulation and any additional Bonds that shall be issued in accordance with this Section 2.9 shall constitute (as of their issuance date) a single series for all intents and purposes, and this Deed of Trust in respect of the Bonds shall apply also to all additional Bonds of the same series. The Bonds issued within the framework of a series expansion shall not confer any right to payment of Principal or Interest if the record date for said payment occurred prior to the issuance date of the additional Bonds. The Trustee shall be entitled to demand an increase in the fees payable thereto, pro rata to the increase in the amount of Bonds issued (compared to the original issuance), and the Company hereby grants its consent to the increase in the Trustee’s fees as set forth above.

2.9.4.	In the event the discount rate applicable to the Bonds issued within the framework of the series expansion is different than the discount rate (if any) of the existing Bonds in circulation at such time, the Company shall submit a request to the Israeli Tax Authority, if necessary, prior to expanding the Bond series, in order to obtain its approval of a uniform discount rate regarding withholding tax on the discount amount, according to a formula weighting the different discount rates (if any). Should such approval be obtained, the Company shall calculate, upon the series expansion, the weighted discount rate for all the Bonds, and the Company shall publish in an Immediate Report together with the results of the Offering prior to the listing of the additional Bonds, the uniform weighted discount rate and the Stock Exchange Members shall withhold tax at the Payment Dates of said Bonds, according to said discount rate and the provisions of applicable law. In the event the Company shall fail to obtain the approval, the Company shall publish, prior to the listing of the additional Bonds, the uniform discount rate, which shall be the highest discount rate determined for the Bonds. In any event, all the provisions of applicable law pertaining to taxation of discount fees shall apply.

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2.9.5.	The applicable Stock Exchange Members shall withhold tax, pursuant to the applicable Israeli taxation laws upon payment on account of the Bonds, according to the discount rate the Company has published as aforesaid. Furthermore, the Company shall withhold tax pursuant to any other tax laws that may apply at said time. Consequently, there may be instances in which tax shall be withheld for the discount higher than the discount amount determined for the Bonds prior to the series expansion. In such event, a Bondholder that held Bonds at the eve of the series expansion shall be entitled to submit a request to the Israel Tax Authority in order to obtain a refund for tax withheld from the discount fees, pursuant to applicable law.

2.9.6.	The Company shall notify the Trustee immediately after the Company’s Board of Directors resolves to expand the Bond series and shall deliver to the Trustee immediately thereafter (on the aforesaid dates), and in any event prior to the date of the Public Tender for Classified Investors, if the expansion is by way of a public offering that includes a Public Tender for Classified Investors, and if there is no Public Tender for Classified Investors then prior to the Public Tender: (i) a CFO Certificate as set forth in Subsection 2.9.1(2) above; and (ii) the written approval of the Rating Agency as set forth in Subsection 2.9.1(1). The publishing of the Rating Agency’s aforementioned approval or a rating report confirming that the rating of the Bonds shall not be impacted due to the expansion (including by way of approving a rating for the Bonds to be issued within the framework of the expansion) shall satisfy the requirement of delivering an approval from the Rating Agency to the Trustee as set forth in this Subsection 2.9.6.

2.9.7.	For the avoidance of doubt, the Company’s undertakings set forth in these Subsections 2.9.1-2.9.6 shall apply only with respect to additional issuances of Bonds by way of expanding the Bonds series issued hereunder, and such undertakings shall not apply with respect to issuances of Bonds by way of expansion of other series in circulation at such time, or with respect to new Bond series, or any other debt incurred by the Company, whether said other or new series or said other debt is rated or not, irrespective of the issuance dates or the dates in which said debt was incurred or to the proximity of such dates to the series expansion date or to the rating change date.

2.9.8.	It is clarified that in any case the scope of the Bonds (Series A) shall not exceed NIS 1,100,000,000 par value.

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Issuance of Additional Securities

2.9.9.	Notwithstanding the foregoing and subject to the provisions of applicable law, the Company reserves the right to issue, at any time, and from time to time (by means of a private placement or prospectus or shelf offering report or otherwise), additional series of bonds or other securities of any kind or type, without being required to obtain the approval of the Trustee and/or the Bondholders existing at such time, and on such terms and conditions as shall deem fit, including with respect to payment terms, interest and collaterals; all without derogating from the repayment undertakings imposed on the Company by virtue of this Deed, provided only that any new bond series or any other securities that constitute debt which are issued without collateral shall not have any priority over the Bonds (Series A upon liquidation; and that the bonds or other securities that constitute debt and are secured by any collateral will be have priority only in respect to the collateral by which said bonds or securities have been secured. The Company will provide the Trustee with a CFO certificate confirming that said condition is met prior to the issuance of the other bond series or other securities as aforesaid.

2.9.10.	The foregoing shall by no means derogate from any of the Trustee’s rights and the Bondholders’ rights under this Deed of Trust, including from their right to call for an immediate repayment of the Bonds pursuant to the provisions of this Deed of Trust.

2.10	The provisions of this Deed of Trust shall apply to the Bonds issued under this Deed and which shall be held from time to time by any purchaser of the Bonds , unless otherwise explicitly provided herein. Each Bond, whether issued on the Issuance Date or as a result of an Bond series expansion of, will have equal rights compared to any other Bond in the series (pari passu) without any such Bond having priority Notwithstanding the aforesaid, Section 52N1 of the Securities Law will apply.

2.11	This Deed of Trust shall enter into effect upon the initial issuance of the Bonds and shall apply as of the Issuance Date. It is hereby agreed that in the event the Offering is cancelled for any reason whatsoever, this Deed of Trust shall be null void ab initio.

3.	Appointing the Trustee and the Duties Thereof

3.1	The Company hereby appoints the Trustee to serve solely as Trustee to the Bondholders by virtue of the provisions of Section 35B of the Securities Law.

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3.2	The Trustee shall be a trustee to the Bondholders by virtue of the provisions of Chapter E1 of the Securities Law, including for those entitled to payments by virtue of the Bonds that were not paid when due.

3.3	Upon the Deed of Trust entering into effect, as is set forth in Section 2.11 of this Deed, the duties of the Trustee shall be in accordance with applicable law and the provisions of the Deed.

3.4	In the event the Trustee is replaced by another Trustee, such other Trustee shall act as trustee for the Bondholders, including for those persons entitled to payments by virtue of the Bonds that were not paid when due.

3.5	The Trustee is not required to act in any manner not explicitly set forth in this Deed of Trust in order to obtain any information, including information regarding the Company or its business or its ability to meet its obligations towards the Bondholders and such action is not included among its duties.

4.	Powers of the Trustee

4.1	The Trustee shall use the powers, permissions and authorities conferred thereupon under law and under this Deed of Trust, at its sole discretion, or in accordance with a resolution passed at a Bondholders’ Meeting; all, subject to the provisions of applicable law which are non-contingent. The Trustee shall not be liable for any damage that may be caused as a result of an error in such discretion, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), willful misconduct or malicious intent.

4.2	The Trustee shall be entitled to deposit any deeds and other documents which evidence, represent and/or stipulate its rights with respect to the trusteeship subject matter of this Deed of Trust, including with respect to any asset that is in its possession at such time, in a safe deposit box and/or at another place it may select, including at any bank, with an attorney and/or with an accountant. The Trustee shall not be liable for any loss that may be incurred in connection with a deposit made in accordance with this Section 4.2, unless the Trustee acted in bad faith or in gross negligence (unless exempt by law), willful misconduct or with malicious intent.

4.3	The Trustee shall represent the Bondholders with respect to any matter deriving from the Company’s undertakings towards them, and for such purpose it shall be entitled to take action in order to exercise the rights conferred to the Bondholders by law or according to this Deed of Trust.

4.4	The Trustee may initiate any proceeding to protect the Bondholders’ rights according to applicable law and the provisions set forth in this Deed of Trust.

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4.5	The Trustee shall be entitled to appoint agents as set forth in Section 22 to this Deed.

4.6	The Trustee’s actions shall be valid even if a defect is discovered in its appointment or qualifications.

4.7	The Trustee’s execution of this Deed of Trust does not constitute an opinion on its part with respect to the quality of the Bonds or with respect to the advisability of investing therein.

4.8	The Trustee shall not be obliged to notify any party with respect to the execution of this Deed of Trust. The Trustee shall not interfere and shall not be entitled to interfere in any way in the management of the Company’s business or its affairs, and no action or inaction by the Company shall require its approval, and these matters shall not form part of its duties. This Section shall not prevent the Trustee from taking any action which it is required to take under the provisions of this Deed or applicable law.

4.9	Within the framework of its trusteeship, the Trustee may rely on any written document including letter of instructions, notice, request, consent or approval, appearing to be executed or prepared by any Person or entity, which the Trustee believes in good faith that it had been executed or prepared thereby.

4.10	It is clarified that termination of the Trustee’s term of office shall not derogate from the Company’s and/or the Bondholders’ rights, claims or demands towards the Trustee, if any, insofar as their grounds precede the termination of the Trustee’s term in office, and the Trustee shall not be released from any liability in accordance with applicable law. In addition, the termination of the Trustee’s term in office shall not derogate from the Trustee’s rights, claims or demands of towards the Company and/or the Bondholders, if any, in so far as their grounds precede the termination of the Trustee’s term in office, and the Company and/or Bondholders shall not be released from any liability in accordance with applicable law.

5.	Repurchase of Bonds by the Comany

5.1	The Company reserves, subject to any law, the right to repurchase all the Bonds, or a portion thereof, at any time and from time to time, without derogating from the repayment undertakings of the Bonds in circulation. The Company will file an Immediate Report regarding the repurchase if and to the extent it is required to do so by applicable law. If no Immediate Report is filed, the in the event of such repurchase, the Company shall inform the Trustee thereof in writing.

In the event of a repurchase as aforesaid, the purchased Bonds shall automatically expire and be cancelled and delisted from trade, and the Company shall not be entitled to reissue them.

In the event that the Bonds are repurchased by the Company in the framework of trading on the Stock Exchange, the Company will apply to the Clearing House to withdraw the certificates so purchased, unless otherwise stipulated by the legal provisions as these may be at such time. If according to the legal provisions at such time, the Bonds are neither cancelled nor delisted from trade on the Stock Exchange, the Company will be entitled to sell the Bonds, all or part thereof, at its sole discretion, in accordance with the provisions of the law as these will be at such time, without obtaining the consent of the Trustee and/or the Bondholders.

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5.2	The foregoing shall not derogate from the Company’s right to repay the Bonds by way of an early redemption as is set forth in Section 9 below.

Any subsidiary of the Company and/or a corporation controlled thereby and/or its Associate (i.e., as defined in the Securities Regulations (Periodic and Immediate Reports), 5730-1970) and/or an Affiliate of the Company and/or a Controlling Shareholder of the Company (directly and/or indirectly) and/or any family member thereof (namely, spouse, sibling, parent, parent’s parent, descendant or descendant of the spouse, or spouse of any of the above), and/or any corporation controlled thereby (directly or indirectly) (other than the Company itself (to which the provisions of this Section 5.1 above shall apply)) (each, an “Related Holder”), may purchase and/or sell at any time and from time to time on or off the Stock Exchange, including by way of the Company’s issuance of Bonds to be issued pursuant to the Deed of Trust. In the event of a purchase or sale as aforesaid by a Subsidiary of the Company and/or any corporation controlled thereby, or in the event the Company becomes aware of a purchase or sale by any other Related Holder, the Company shall notify the Trustee thereof. The Bonds held as aforesaid by a Related Holder shall be deemed an asset of the applicable Related Holder and, if listed, shall not be delisted from the Stock Exchange and shall be transferable as the other Bonds. Bonds owned by a Related Holder shall not confer to the Related Holder voting rights at any Bondholders’ Meeting and shall not be counted for purposes of determining whether a legal quorum is present as required for convening such a meeting. Bondholders’ Meetings shall be held in accordance with the provisions of the Second Schedule to the Deed of Trust. A Related Holder shall report to the Company, to the extent that it is required by law to do so, regarding the purchase of Bonds thereby and the Company shall provide the Trustee, upon its demand, the list of Related Holders and the amounts held thereby on the date requested by the Trustee and this according to said reports received from Related Holders. For the purpose of this Section, an Immediate Report published on the MAGNA filing system or the Maya website, to the extent the Company ceases to be a reporting corporation, shall constitute a report to the Trustee for the purposes of this Section.

5.3	Nothing in this Section above shall in itself obligate the Company or any Related Holder or the Bondholders to purchase and/or sell any Bonds held thereby.

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6.	Covenants of the Company

The Company undertakes towards the Bondholders to pay all Principal and Interest, including any Default Interest in accordance with Section 2.7 above, and Interest applicable in the event of a decrease in rating and/or breach of a Financial Covenant (as defined below) (all as applicable and pursuant to the provisions of this Deed), as well as any linkage differentials, payable to the Bondholders in accordance with the terms of the Bonds and to meet all other terms and obligations imposed on it under the Bonds and this Deed of Trust.2

In addition, during the term of the Bonds, the Company shall (unless the Bondholders by way of a Special Resolution according to the provisions of this Deed have agreed otherwise) comply with the following covenants:

6.1	Financial Covenants:

6.1.1	The ratio of Net Financial Debt to NOI shall not exceed 12.

6.1.2	The ratio of Net Financial Debt to Net CAP net shall not exceed 63%

6.1.3	The ratio of Net Financial debt to EBITDA shall not exceed 13.

For the purposes of this section:

“NOI” - as the term Community NOI is defined in the Company’s quarterly Financial Statements.

“Net Debt” - short-term and long-term interest-bearing debt from banks and other financial creditors plus interest-bearing debt to Bondholders for the Bonds issued by the Company, less cash and cash equivalents, as well as short-term investments, marketable securities and deposits, all based on the Company’s most recent Financial Statements. It is clarified that the Net Financial Debt figure appearing in the Company’s Financial Statements does not include restricted cash.

“Net CAP” - Total Shareholders’ Equity (including minority interest( plus Accumulated Depreciation plus Net Financial Debt, all according to the Company’s most recent Consolidated Financial Statements,

“EBIDTA” - net profit/loss plus interest, taxes, depreciation, amortization, profit and loss from the change in fair value of securities as well as the profit or loss from the sale of securities, calculated according to the four quarters ended at the date of the applicable Financial Statements, all in accordance with the Company’s Financial Statements.

2 The Company confirms that it is not subject to restrictions on dividend distributions, except for restrictions under applicable law.

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The Company’s compliance with each of the financial covenants set forth in Subsections 6.1.1 through 6.1.3 (hereinafter: the “Financial Covenants”) shall be measured upon the publishing of the Financial Statements for each of the Company’s fiscal quarters. The Company shall provide the Trustee, within five (5) Business Days from the date of the publishing of each of the Company’s Financial Statements, a CFO Certificate with respect to the Company’s compliance with each of the Financial Covenants, together with an electronic spreadsheet showing the manner of their calculation. Additionally, the Company will state in the notes to its Financial Statements its compliance with the Financial Covenants.

The terms employed with respect to the Financial Covenants shall be calculated and determined in accordance with U.S. GAAP as in effect as of the date hereof. In the event of a change in U.S. GAAP subsequent to the date hereof that affects the calculation of any of the Financial Covenants, the Financial Covenants will continue to be calculated in accordance with U.S. GAAP rules existing on the date in which this Deed was executed and the CFO Certificate shall include a brief description of such change.

6.2	Negative pledge:

The Company shall not create a general floating charge (or an equivalent thereof under the law applicable to the Company) on all its direct assets in favor of any third party whatsoever in order to secure its undertakings towards said third party, unless it obtained the prior consent of the Bondholders by way of a Special Resolution, or unless it grants, concurrently with granting said general floating charge on all the Company’s direct assets as aforesaid in favor of a third party, a floating charge in favor of the Bondholders, and these charges shall be pari passu according to the ratio of the Company’s debts to each of the parties. If any such charge is created, it shall be created while coordinating with the Trustee and in a form satisfactory thereto, alongside the provision of Officer Certificates and an Opinion with respect to the creation of said charge and it being valid and enforceable, all pursuant to applicable law. It is clarified that the Trustee will be entitled to appoint an attorney versed in the law applicable to said charge, and the Company will bear all of its costs.

For the avoidance of doubt, the foregoing shall not restrict (1) the Company from creating fixed charges on all or any of its assets, (2) the Company from creating floating charges on one or more specific assets or (3) the ability of corporations controlled by the Company to create any type of charge (whether fixed or floating) on any (including all or most) of their assets, in each case without any restriction or to guarantee the Company’s undertakings.

For the avoidance of doubt, the Trustee is not responsible for examining the possibility and/or the need for registering negative pledges or any registration corresponding thereto in its nature and essence outside of Israel. The Company’s declarations in this regard will be adequate with respect to the registration of the charges.

The Company hereby represents and warrants that as at the date of this Deed of Trust it has neither created nor registered floating charges on all its direct assets in respect of which the aforementioned undertaking has been granted, and that under the law applicable to the Company, there is no need to register an undertaking for a negative charge as aforesaid in any registry (external or internal).

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6.3	The Rating of the Bonds

The Company undertakes to act, insofar that it falls under its control, and as long as the Bond Principal has yet to be repaid in full, to ensure that the Bonds will be rated by a Rating Agency, and accordingly the Company undertakes, inter alia, to pay the Rating Agency and provide it with all the information it shall require, including the reports required thereby within the framework of the Company’s engagement with the Rating Agency. In this regard, failing to make payments or in providing the information required by the Rating Agency within the framework of the Company’s engagement with the Rating Agency shall be deemed, inter alia, as reasons and circumstances that are under the Company’s control. For the avoidance of doubt, it is clarified that the placing the of the Bonds under a watch list or any similar action taken by the Rating Agency will not be considered as a rating termination.

The Company does not undertake not to replace the Rating Agency nor that it shall not terminate its engagement therewith throughout the term of the Bonds. In the event that the Company replaces the Rating Agency and/or terminates engagement therewith, including in the event that the Bonds are rated by more than one Rating Agency, the Company undertakes to publish an Immediate Report regarding the termination and/or substitution of the Rating Agency, as well as to notify the Trustee of the circumstances that led to the replacement of the Rating Agency or the termination of the engagement, as the case may be, within two (2) Business Days of the earlier of (a) the replacement (b) the date in which the decision to terminate the engagement with the Rating Agency was made. The Company will also provide the Trustee a document comparing the rating scale of the exiting Rating Agency to those of the new Rating Agency.

It is hereby clarified that the aforementioned provisions shall not derogate from the Company’s right to replace a Rating Agency at any time or terminate the engagement with a Rating Agency (in the event it is not the only Rating Agency) at its sole discretion and for any reason it deems fit and without the Trustee and/or the Bondholders having any claim in such respect (without derogating from the provisions of Section 10.1.13 below).

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6.4	Cross Default:

Throughout the period in which there exists any cross default, at the request of any Bondholder, the Company, to the extent that it is not prevented or restricted under law from doing so, including under the provisions of any relevant credit facility, shall provide to said Bondholder any report or other information that is provided to any lender or other financing source under the credit facility causing the cross default. The receipt of such report or other information shall be contingent upon said Bondholder consenting not to divulge the report or information to any third party nor to purchase nor sell any of the Company’s securities based on any material, nonpublic information included in such report or other information.

It should be emphasized that without derogating from the aforesaid in this Section, to the extent a cross default exists, the Company will notify by way of an Immediate Report the occurrence of a cross default and the reasons therefor, and will provide the Trustee with all documents and information described in the beginning of this Section, and the Trustee shall be entitled to provide said information to the Bondholders in a Bondholders’ Meeting or by way of a report, without the Trustee having any duty of confidentiality.

6.5	Appointing a Representative in Israel for the Company

Until after the full, final and accurate repayment of the Bonds under the terms of the Deed of Trust to the Bondholders, the Company undertakes that it will have a representative on its behalf in Israel, to whom it will be possible to serve court documents concerning the Company and its Officers with respect to all matters pertaining to this Deed of Trust, in lieu of them being served at the Company’s address abroad as set forth in the preamble to this Deed.

As of the execution date of the Deed, the Company’s representative in Israel is Goldfarb Seligman & Co. Law Office (the address of which is specified in the preamble to this Deed) (the “Company’s Representative in Israel”). Service upon the Company’s Representative in Israel shall be considered valid and binding with respect to any claim and/or demand made by the Trustee and/or the Bondholders pursuant to this Deed of Trust. The Company may change the identity of the Company’s Representative in Israel from time to time, provided that upon its replacement, the Company shall file an Immediate Report containing the details of the Company’s new Representative in Israel no later than one Trading Day following the date on which the Company resolved to appoint another representative and deliver a notice thereof to the Trustee. If a new representative is appointed, the Immediate Report and the notice to the Trustee shall include also the date on which the appointment of the new representative entered into effect. For so long as the appointment of the new representative has not taken effect, the address of the substituted representative shall be the address for service. For the avoidance of doubt, it should be emphasized that for as long as the Company Representative in Israel resigns from its position (the “Resigning Representative”), for so long as there is no replacement who actually serves in that position, the Resigning Representative’s address will be the address of the service.

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6.6	Controlling Shareholder Transactions:

The Company clarifies that as of the execution date of this Deed, various securities of the Company are listed with the Securities and Exchange Commission (SEC) pursuant the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Various of the Company’s securities are listed under the Exchange Act and listed for trade on the New York Stock Exchange (“NYSE”). Consequently, the Company is subject to the laws and regulations applicable to public companies in the U.S. under the securities laws, rules and regulations of the NYSE governing listed companies.

6.7	Expense Cushion

Without derogating from the provisions of Section 23 to the Deed of Trust, out of the net Offering proceeds, the Company shall instruct the Offering coordinator to deposit to with the Trustee, simultaneously with the transfer of the Offering proceeds balance to the Company, an amount equal to $300,000 (according to the Representative Rate known on the first Trading Day after the Public Tender date) to be used for the payment of ongoing expenses and administrative expenses reasonably incurred by the Trustee with respect to the calling for the immediate repayment of the Bonds pursuant to the provisions of Section 10 or with the Company breaching the provisions set forth herein, reasonably incurred in order to preserve the Bondholders’ rights (the “Prepaid Expenses”). It is clarified that the actual expenses will be borne by the Company whilst the Trustee will deposit said funds in a bank account opened thereby in its name in trust for the Bondholders only and which will shall serve to secure these payments. The Trustee shall be entitled to make use of said funds for the purposes set forth above, at its discretion, while acting reasonably, if the Company has failed to pay said expenses. Should the Trustee use the said funds as set aforesaid, the Company shall pay the Trustee, within 14 Business Days from the date on which the Company received from the Trustee a written demand for such payment, additional amounts so that the Trustee will have in such account Prepaid Expenses in the amount of $300,000. The Prepaid Expenses shall be held by the Trustee as aforesaid until the full and final repayment of the Bonds (insofar as they are not used as specified above). Following the full and final repayment of the Bonds, the balance, if any, of the Prepaid Expenses will be transferred (together with all proceeds accrued thereon), inasmuch as it has not been used, to the Company in accordance with details to be provided by the Company to the Trustee in writing and in advance.

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In the event that the aforesaid funds are not sufficient to cover the Trustee’s expenses with respect to the calling for the immediate repayment of the Bonds and/or to the Company breaching the provisions of the Deed of Trust as aforesaid, the Trustee shall act pursuant to the provisions of Section 23 below.

For the avoidance of doubt, it is hereby clarified that the account in which the Prepaid Expenses are deposited will be managed solely by the Trustee, which will have sole signatory rights therein. The Prepaid Expenses will be invested in Permitted Investments (as defined in Section 13 below). The Trustee will not be liable towards the Bondholders and/or the Company for any loss that will be incurred due to these investments.

The Trustee will provide the Company, upon its written request, information on the manner in which the Prepaid Expenses are invested as well as of their balance. The Company shall bear all costs associated with the opening, management and closing of said account.

It is clarified that the amounts of the Prepaid Expenses paid by the Company as aforesaid in this Section shall be deemed amounts the Company will be required under any law, in as much as it will be required, to deposit with the Trustee, to the extent legal provisions applicable to the Company in this context will enter into effect.

6.8	Restrictions on Distribution

For long as the Company does not breach any of the Financial Covenants set forth in Section 6.1 above, no distribution restriction will apply to the Company. If the Company deviates from one or more of the Financial Covenants set forth in section 6.1 above, the Company shall be allowed to make a distribution in an amount that does not exceed the amount required to meet the requirements of U.S. law applicable to REITs.

In the event of a distribution while the Company is in breach of one or more of the Financial Covenants set forth in Section 6.1 above, the Company shall provide the Trustee, in advance, notice of its intent to pursue a distribution together with a confirmation from the Company’s Chief Financial Officer that the amount to be distributed does not exceed the amount required to meet the requirements of U.S. law applicable to REITs. The Trustee shall rely on said confirmation and shall not be required to pursue any examination in this regard.

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7.	Interest Rate Adjustments

7.1	Mechanism for Interest Rate Adjustment due to a Change in Rating

7.1.1	In the event the Base Rating of the Bonds is downgraded during any Interest Period (the “Downgraded Rating”), the interest rate on the outstanding Principal balance shall be increased by 0.50% per annum (in addition to the Base Interest) against a downgrade of two “notches” (i.e., a double downgrade) from the Base Rating and by an additional 0.25% for each further downgrade, up to a maximum additional interest rate of one percent (1%) per annum, for the period commencing on the date on which the applicable Downgraded Rating was published by the relevant Rating Agency and until the earlier of (i) the full repayment of the Principal and (ii) the date on which the applicable Rating Agency subsequently upgrades the Bond rating to a rating higher than the Downgraded Rating (such rating, the “Updated Rating”).

7.1.2	It is hereby clarified that the maximum increase of the Base Interest pursuant to this Section 7.1 shall not exceed 1% per annum.

7.1.3	No later than two (2) Business Days following the receipt of the Rating Agency’s notice regarding the downgrading of the Bonds to the Downgraded Rating, the Company shall publish in an Immediate Report the following: (A) the fact that the rating was downgraded, the Downgraded Rating and the date in which the Downgraded Rating entered into effect (the “Rating Downgrade Date”); (B) the interest rate that the Principal on the Bonds shall bear for the period commencing on the first day of the then-current Interest Period and until the Rating Downgrade Date (calculated on the basis of 365 days in a year and the actual number of days in such period) (in this Section 7.1.3 the “Original Interest”); (C) the interest rate the Principal on the Bonds shall bear commencing on the Rating Downgrade Date and until the following Interest Payment Date (assuming no other events affecting such interest rate shall occur and calculated on the basis of 365 days in a year and the actual number of days in such period); (D) the weighted interest rate to be paid by the Company to the Bondholders on the next Interest Payment Date, deriving from the interest payments described in clauses (B) and (C) above; (E) the annual interest rate reflected from the weighted interest rate; and (F) the updated annual interest rate and the semi-annual interest rate for the period commencing on the next Interest Payment Date (i.e., the period commencing immediately following the period during which the Rating Downgrade Date occurred).

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7.1.4	If the Rating Downgrade Date occurs within the four (4) days preceding the record date for a given interest payment and ending on the Interest Payment Date closest to such record date (in this Subsection 7.1.4, the “Deferral Period”), the Company shall pay the Original Interest to the Bondholders on such Interest Payment Date, and the amount of interest deriving from the additional interest at a rate equal to the additional interest rate per annum for the Deferral Period (calculated on the basis of 365 days in a year and the actual number of days in such period) shall be paid on the following Interest Payment Date. The Company shall Publish an Immediate Report detailing the additional interest amount to be paid on the following Interest Payment Date.

7.1.5	It is hereby clarified that if following a downgrade which has affected the Base Interest, the Rating Agency shall issue an Upgraded Rating whereby the rating of the Bonds has increased, the interest rate on the Bonds will be reduced in accordance with the interest rate increase steps applicable to downgrading as specified in Section 7.1.1 above, until a total maximum decrease in the interest rate of one percent (1%) per annum (i.e., whereby the increase in rating to the Base Rating shall reinstate the Base Interest on the outstanding Principal balance, without any additional interest, subject to changes pursuant to Section 7.2), and until the full repayment of the unpaid Principal balance or until a change in the rating of the Bonds in accordance with and subject to the provisions of this Section 7.1 In such case, the Company shall act pursuant to the provisions of Sections 7.1.3 and 7.1.4 above, with requisite changes deriving from the fact that the Deviation no longer exists.

7.1.6	In the event the Bonds cease to be rated for reasons attributable to the Company (e.g., due to the Company’s failure to meet its obligations towards the Rating Agency, including its failure to comply with its payment and/or reporting obligations to the Rating Agency) for a period exceeding twenty-one (21) consecutive days, commencing on the date of such rating cessation and until the earlier of: (1) full and final repayment of the Bonds in accordance with the provisions of this Deed; or (2) the date on which the Bonds are once more rated, additional interest shall be paid at a rate of 1% per annum (calculated on the basis 365 days in a year and the actual number of days in such period), including upon the Bondholders’ calling for the immediate repayment of the Bonds pursuant to the provisions of Section 10.1. For the avoidance of doubt, it is hereby clarified that (1) in the event the Bonds cease to be rated for reasons not attributable to the Company, the interest rate on the Bonds shall not be changed and the provisions of this Section 7.1.6 shall not apply; and (2) in the event the Bonds are rated by more than one Rating Agency, the interest rate adjustment pursuant to this Section 7.1.6 shall not apply for as long as the Bonds are rated by at least one Rating Agency.

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7.1.7	In the event the Bonds cease to be rated by a Rating Agency, the Company shall Publish an Immediate Report as to the circumstances associated with such cessation.

7.1.8	In the event the Bonds are rated by more than one Rating Agency, the lower rating shall be deemed to be the applicable rating for the Bonds, as updated from time to time.

7.1.9	Any change in the rating outlook of the Bonds and/or any rating downgrade or upgrade due only to a change in the methodology or rating scales of the applicable Rating Agency, shall not be deemed a change in the rating and shall not have any impact on (including by way of increase and/or decrease) the interest rate applicable the Principal.

7.1.10	Notwithstanding the foregoing, in the event of a downgrade or cessation of rating which entitled the Bondholders to additional interest under Section 7.1 above and a deviation entitling the Bondholders to additional interest under Section 7.2 below, the maximum additional aggregate interest that may be received by the Bondholders shall not exceed the rate of 1.25% per annum.

7.2	Mechanism for Interest Rate Adjustments Resulting from the Company failing to comply with Financial Covenants

7.2.1	In the event the Company fails to comply with whichever of the Financial Covenants (each non-compliance event shall be referred to hereafter as a “Deviation”), as described below:

(A)	The ratio of Net Financial Debt to NOI shall not exceed 10.

(B)	The ratio of Net Financial Debt to Net CAP shall not exceed 60%.

(C)	The ratio of Net Debt to EBITDA shall not exceed 12.

(D)	If the Company ceases to maintain its REIT status in the U.S. for more than 90 days.

The annual interest rate on the outstanding Principal balance shall be increased by a 0.25% per annum for each of the foregoing Financial Covenants with respect to which there exists a Deviation, for the period commencing: with respect to Subsections A through C, on the date of the Company’s Publishing of its Financial Statements according to which a Deviation has occurred; and with respect to Subsection D, upon the Company’s Publishing a report whereby it ceased to hold REIT status in the U.S. (the “Deviation Date”), and until the earlier of: (1) repayment of the Company’s liabilities in accordance with the provisions of this Deed; or (2) with respect to Subsections A through C above – the Company’s Publishing of Financial Statements (and a CFO Certificate to be provided by Company to the Trustee) in which such Deviation is shown to have been cured, and with respect to Subsection D above – the Company’s Publishing a report whereby it resumed to hold REIT status in the U.S. The maximum increase in Base Interest pursuant to this Section 7.2.1 shall not exceed one-half percent (0.5%) per annum.

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7.2.2	The Company shall provide the Trustee, no later than one (1) Business Day of the Deviation Date, a notice containing information with respect thereto and shall Publish in an Immediate Report the following information: (A) details regarding the non-compliance with the Financial Covenants; (B) the precise interest rate to be borne on the Principal for the period commencing on the first day of the then-current Interest Period and until the Deviation Date (calculated on the basis of 365 days in a year and the actual number of days in such period) (in this Section 7.2.2, the “Original Interest”); (C) the interest rate to be borne on the Principal commencing on the Deviation Date and until the following Interest Payment Date (assuming no other events affecting such interest shall occur and calculated on the basis of 365 days in a year and the actual number of days in such period); (D) the weighted interest rate to be paid by the Company to the Bondholders on the next Interest Payment Date, deriving from the interest payments described in clauses (B) and (C) above; (E) the annual interest rate reflected from the weighted interest rate; and (F) the updated annual interest rate and the semi-annual interest rate for the period commencing on the next Interest Payment Date (i.e., the period commencing immediately following the period during which the Deviation occurred).

7.2.3	In the event a Deviation occurs within the four (4) days preceding the record date for a given Interest Payment and ending on the Interest Payment Date closest to such record date (in this Subsection 7.2.3, the “Deferral Period”), the Company shall pay the Bondholders, on such Interest Payment Date, the Original Interest, and the amount of interest deriving from the additional interest at a rate equal to the additional interest rate per annum for the Deferral Period (calculated toon the basis of 365 days in a year and the actual number of days in such period) shall be paid on the following Interest Payment Date. The Company shall announce by way of Immediate Report the additional interest amount that shall be paid on said following Interest Payment Date.

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7.2.4	In the event that after the occurrence of a Deviation in a manner affecting the Base Interest with respect to Subsections A through C above, the Company will Publish its Financial Statements and shall provide a CFO Certificate pursuant to the provisions set forth in Section 6.1 whereby the Deviation is shown to have been cured, and with respect to Subsection D above - the Publishing of a report whereby the Company resumed its REIT status in the U.S.; then the Interest rate shall be decreased by 0.25% per annum for each Financial Covenant cured up to a total maximum decrease of 0.5% per annum, provided that at that time there is no Deviation from at least two additional Financial Covenants (namely, if all Deviations have been cured, the Base Interest (as determined in the Tender) on the outstanding Principal balance of the on the Bonds will be reinstated, without any additional interest, subject to changes deriving from the provisions ser forth in Section 7.1 above); this, for a period commencing on the date of Publishing the Financial Statements which evidence the termination of the Deviation as aforesaid and until the earlier of the full repayment of the outstanding Principal balance or until the creation of an additional Deviation (the interest rate shall be calculated for any partial interest period on the basis of 365 days in a year and the actual number of days in such period). In such instance, the Company shall act pursuant to the provisions of Sections 7.2.2 and 7.2.3 above, with requisite changes deriving from the fact that the Deviation no longer exists.

7.3	Notwithstanding the foregoing, in the event of a downgrade or the cessation of rating entitling the Bondholders to additional interest pursuant to Section 7.1 above and a Deviation entitling the Bondholders to additional interest pursuant to Section 7.2 above, the maximum aggregate additional interest which will be received by the Bondholders shall not exceed a rate of 1.25% per annum.

8.	Security and Seniority of the Bonds

8.1	The Bonds are not secured by any collateral and are classified by the Company as unsecured bonds.

8.2	The Trustee has not examined, nor shall it be under any obligation to examine, the need to grant collateral in order to secure the payments to the Bondholders. The Trustee was neither asked to conduct nor did it de facto conduct nor will it conduct, due diligence (economic, accounting or legal) regarding the state of the Company’s business or that of its Subsidiaries. By entering into this Deed of Trust, including by its consenting to serve as Trustee to the Bondholders, the Trustee is not expressing any opinion whatsoever, whether explicitly or implicitly, with respect to the Company’s ability to meet its obligations towards the Bondholders. The foregoing shall by no means derogate from the Trustee’s duties of the under applicable law and/or this under Deed of Trust.

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8.3	All of the Bonds shall be ranked pari passu with amongst themselves with respect of the Company’s obligations under the Bonds, without any Bond having a preferred rights or priority over the other, and together they shall rank pari passu with the Company’s other unsecured obligations, except for obligations assigned priority by virtue of applicable law. The Bonds shall be senior to any of the Company’s subordinated obligations.

8.4	Subject to the provisions of Section 6.4 above and without derogating from the provisions of Section 10 hereunder, the Company shall be entitled, from time to time, at its sole and absolute discretion, to sell, pledge, lease, assign, deliver or otherwise transfer, all, most or some of its assets, in any way whatsoever, without obtaining the consent of the Trustee and/or that of the Bondholders. It is hereby clarified that no restriction shall apply to the Company with respect to it providing guarantees in favor of another (or others), including to corporations held thereby, directly or indirectly, and subject to the provisions of Section 2.9.8 above, the Company shall not be prevented from receiving any new credit.

9.	Early Redemption

9.1	Early Redemption Initiated by the Company

The Company may, at any time but not before 60 days have elapsed from the listing of the Bonds (Series A), at its sole discretion, effect a full or partial early redemption, in the manner set forth below, subject to the directives of the Israel Securities Authority and to the Stock Exchange Guidelines, as shall be in effect at the relevant date:

9.1.1	The frequency of the early redemptions shall not exceed one early redemption per quarter. In the event that a partial early redemption is scheduled for a quarter in which an interest payment date, a partial redemption date or a final redemption date is also due, the partial early redemption shall be effected on the date prescribed for said payment. For purposes hereof, a “Quarter” shall mean any of the following periods: January through March, April through June, July through September, or October through December.

9.1.2	The minimum amount of any early redemption shall not be less than NIS 1 million. Notwithstanding the aforementioned, the Company may effect an early redemption in an amount lower than NIS 1 million, provided that the frequency of the redemptions shall not exceed one early redemption per year. If a partial early redemption is effected, the final redemption amount shall not be less than three million two hundred thousand NIS (NIS 3,200,000). Any amount paid by the Company by way of an early redemption shall be paid with respect to all Bondholders, pro rata to the par value of the Bonds held thereby.

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9.1.3	Upon the Company’s resolution to carry out an early redemption, and in any event no less than seventeen (17) days and not more than forty five (45) days prior to the record date of the early redemption (the “Early Redemption Date”), the Company shall Publish an Immediate Report about the execution of the early redemption.

9.1.4	The Early Redemption Date shall not occur during the period between the record date for the payment of Interest and the de facto interest payment date. In the aforesaid Immediate Report, the Company shall set forth the amount of Bonds (expressed as the Principal amount ) to be paid by way of early redemption as well as the interest accrued on said Principal amount until the Early Redemption Date.

9.1.5	Upon a partial Early Redemption Date, if any, the Company shall Publish an Immediate Report which shall contain the following information: (1) the partial redemption percentage in terms of the outstanding balance of the Bonds, prior to the redemption; (2) the partial redemption expressed as a percentage of the par value of the Bonds at the original Issuance Date; (3) the interest rate on the Principal portion to be redeemed; (4) the interest to be paid, calculated with respect to the outstanding balance; (5) an update regarding the remaining partial redemption rates in terms of the original series (i.e., applying the original amortization schedule to the remaining outstanding balance of the Bonds, following the partial early redemption entering into effect); (6) the record date for the right to receive the early redemption of the Principal, which shall be twelve (12) days prior to the Early Redemption Date. A partial early redemption will be effected pari passu with respect to each of the Bondholders.

9.1.6	In the event of a partial early redemption, if any, the Company shall pay the Bondholders the interest accrued until the Early Redemption Date only with respect to the portion of the Principal being redeemed by way of the early redemption rather than with respect to the total outstanding balance of the Bonds, all, as part of the early partial redemption amount to be determined in accordance with Section 9.1.7 below.

9.1.7	The amount that shall be paid to the Bondholders in the case of an early redemption shall be the higher of the following: (1) the liability value of the Bonds in circulation to be redeemed, i.e., the Principal plus accrued interest and any linkage differentials payable on the Early Redemption Date; (2) the market value of the Bonds that are to be redeemed in the early redemption (based on the average closing price of the Bonds over the thirty (30) Trading Days preceding the Board of Directors’ resolution approving said redemption); however if the Early Redemption Date falls on an Interest Payment Date, only the interest amount, which will be paid separately, will be deducted from the aforementioned average closing price; and (3) the balance of the Bonds cash flow subject to early redemption, according to the original amortization table (i.e., Principal plus Interest), while accounting for the Early Redemption Date, discounted at the Government Bond Yield (as defined below) plus annual interest at a 1.25% rate. The discount of the Bonds to be paid by way of an early redemption shall be calculated from the Early Redemption Date until the final payment date that applied to the Bonds to be paid by way of an early redemption. If additional interest shall be paid due to the early redemption, the additional interest shall be paid with respect to the par value being redeemed by way of an early redemption.

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For the purpose of this Subsection, “Government Bond Yield” means the average weighted yield to maturity (gross), during a of seven (7) Business Days period, ending two (2) Business Days prior to the date of the early redemption notice, of two (2) series of Israeli Government Dollar-linked Bonds, bearing interest at a fixed rate, and having an average duration most similar to the average duration of the Bonds at the relevant date, i.e., one series with the most similar average duration higher than the average duration of the Bonds at the relevant date, and one series with the most similar average duration lower than the average duration of the Bonds at the relevant date, weighted to reflect the average duration of the Bonds at the relevant date. Below is an example illustrating said calculation:

If the average duration of Government Bond A is 4 years, and the average duration of Government Bond B is 2 years, and the average duration of the balance of the Bonds is 3.5 years, the yield shall be calculated as follows:

4X + 2(1-X) = 3.5

Whilst

X = weight of the yield of Government Bond A.

1-X = weight of the yield of Government Bond B.

According to the calculation, the annual yield of Government Bond A shall be weighted at a rate of seventy five percent (75%) of the yield, and the average yield of Government Bond B shall be weighted at a rate of twenty five percent (25%) of the yield. It should be noted that insofar as the relevant date there will not be any Dollar Israeli Government Bonds, the examination will be made according to U.S. dollar Government Bonds of similar durations (as stated in the definition of the term “Government Bond Yield”).

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9.1.8	The Company shall provide the Trustee with a CFO Certificate detailing the manner of calculation for the early redemption amount, including an active Excel spreadsheet which demonstrates the calculation performed by the Company, all in a form satisfactory of the Trustee, no later than two (2) Business Days following the date the decision of the Company’s relevant organs to effect an early redemption of the Bonds.

9.1.9	Amounts paid withing the framework of a partial early redemption shall be deemed to have been made on account of the most recent Principal payments closest to the Early Redemption Date.

9.1.10	Following the Early Redemption Date, the outstanding par value of the Bonds series shall decrease and future payments of the Principal shall be decreased pursuant to the provisions of Subsection 9.1.9 above, and in the event of a full early redemption of the Bonds, the Bonds shall be cancelled and no interest shall accrued with respect thereof following the redemption date.

9.2	Early Redemption Initiated by the Stock Exchange

In the event that the Stock Exchange resolves to delist the Bonds in circulation because the value of the Bonds has fallen below the minimum amount prescribed in the Stock Exchange rules regarding the delisting of bonds, the Company shall carry out an early redemption of the Bonds, as follows:

9.2.1	Within forty five (45) days from the date on which the Stock Exchange’s Board of Directors resolved to delist the Bonds as aforesaid, the Company shall announce by way of an Immediate Report an early redemption date on which a Bondholder shall be entitled to redeem said Bonds.

9.2.2	The early redemption date shall occur no earlier than seventeen (17) days from the date in which the notice was published and no later than forty-five (45) days after such date, but not during the period between the record date for an interest payment and its de facto payment date.

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9.2.3	Upon the Early Redemption Date, the Company shall redeem the Bonds the holders thereof requested to redeem, at the par value of said Bonds and interest accrued thereon until the actual payment date (plus linkage if any) (calculated on the basis of 365 days in a year and the actual number of days that elapsed since the most recent interest payment date).

9.2.4	The determination of an Early Redemption Date as set forth above shall not prejudice the redemption rights set forth in the Bonds of any of the Bondholders who shall not redeem them on the Early Redemption Date, but said Bonds shall be delisted from the Stock Exchange and shall be subject, inter alia, to the tax implications deriving therefrom.

9.2.5	Bonds that have been redeemed as set forth above shall be cancelled and no interest shall accrue with respect thereof after the redemption date. The early redemption of the Bonds as aforementioned shall deny the Bondholders of Bonds to be redeemed of the right to payment on account of Principal and/or of interest for the period following the redemption date. The notice of the Early Redemption Date will be Published by way of an Immediate Report delivered to the ISA and the Stock Exchange. This notice shall specify the early redemption amount.

9.3	For the avoidance of doubt, the provisions of this Deed concerning withholding tax shall apply in full also to the events described in this Section 9.

10.	Call for Immediate Repayment

10.1.	Upon the occurrence of one or more of the events set forth below, the Trustee and the Bondholders shall be entitled to call for the immediate repayment of the outstanding balance due to the Bondholders under the Bonds and this Deed:

10.1.1.	If the Company fails to pay the Bondholders any amount it is obligated to pay under the Bonds and/or this Deed of Trust, within five (5) Business Days of the relevant payment date.

10.1.2.	If the Company materially beaches the terms of the Bonds or this Deed of Trust and/or does not fulfill any of its material undertakings with respect thereof, and the Company fails to cure such breach within fourteen (14) days.

10.1.3.	If it becomes evident that a material representation made by the Company under the Bonds or this Deed of Trust is incorrect or incomplete, and the Trustee has provided notice thereof to the Company, and the Company failed to cure such breach within fourteen (14) days from the date said notice was received.

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10.1.4.	If the Company adopts a liquidation resolution of (other than a liquidation resulting from a merger with another company) or if a permanent and final liquidation order is granted by the court with respect to the Company or if a permanent receiver is appointed with respect to the Company, or if a similar resolution is adopted or if a similar official is appointed by the Company and/or with respect thereto under the Insolvency Law or any other law, or if a Trustee was appointed pursuant the provisions set forth in the Insolvency Law. It should be clarified that for the purposes of this Subsection, liquidation proceedings or other similar proceedings with respect to the Company shall be proceedings under Israeli law or parallel proceedings under foreign law, similar to the Israeli proceeding.

10.1.5.	If a temporary liquidation order or an order with similar characteristics according to the provisions of the Insolvency Law, or a similar order under the relevant law, is granted, or if a temporary liquidator or another official of similar characteristics is appointed according to the provisions of the Insolvency Law, or if a temporary trustee, as said term is defined under the Insolvency Law is appointed or if any other similar official is appointed under applicable law or if any judicial resolution is issued by the court, and such order or decision are neither rejected nor cancelled within forty-five (45) days from the date that said order or decision was issued, as applicable. Notwithstanding the foregoing, the Company will not be granted any grace period with respect to motions or orders filed or granted, as applicable, by the Company or with its consent. It should be clarified that for the purposes of this Subsection, liquidation proceedings in respect of the Company shall be proceedings under Israeli law or parallel proceedings under foreign law, similar to the Israeli proceeding.

10.1.6.	If a foreclosure is imposed, execution actions taken or a pledge exercised on most of the Company’s assets (as defined below), and the foreclosure was not removed or the action was not revoked, as applicable, within forty-five (45) days of them being imposed or executed, as applicable. Notwithstanding the foregoing, the Company will not be granted any grace period in respect of requests or orders submitted or granted, as applicable, by the Company or with its consent. It is clarified that for the purposes of this Subsection, foreclosure proceedings or execution proceedings or pledge exercise proceedings will be proceedings under Israeli law or similar proceedings under foreign law.

10.1.7.	If a motion was filed for receivership or for appointing a receiver (temporary or permanent) or any similar official to be appointed by virtue of the law – which was not revoked within forty-five (45) days of the date in which they were filed granted, as applicable; or if an order for appointing a permanent receiver for most of the Company’s assets (as defined below) or a similar order was granted under the law applicable to the Company. Notwithstanding the aforesaid, the Company shall not be granted any cure period with respect to motions or orders submitted or granted, as applicable, by the Company or with its consent. It is clarified that for the purposes of this Subsection, receivership proceedings with respect to the Company shall be proceedings under Israeli law or a corresponding proceeding under foreign law

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10.1.8.	(A) if the company files a motion for a stay of proceedings under Section 350 of the Companies Law or the Insolvency Law, or a similar proceeding under the provisions of applicable law, or if such a stay of proceedings is granted; or if the Company files a motion for a settlement or arrangement with the Company’s creditors under Section 350 to the Companies Law or under the Insolvency Law, or a similar proceeding under applicable law (except for purposes of effecting (1) a merger with another company, including changes in the Company’s capital structure that are not prohibited under this Deed and/or (2) an arrangement between the Company and its shareholders which does not impact the Company’s ability to repay the Bonds and which is not prohibited under this Deed of Trust); or if the Company offers its creditors in any other manner a settlement or arrangement as a result of the Company’s inability to meet its obligations when they come due or if said motions are filed at the Company’s request or with its consent; or (B) if a motion is filed under Section 350 of the Companies Law or the Insolvency Law (or a similar proceeding under applicable law) against the Company and without its consent, which has neither been rejected nor revoked within forty-five (45) days from the date on which it was filed. It will be clarified that for the purposes of this Subsection, proceedings and actions, such as an arrangement, with respect to the Company shall be proceedings as well as actions under Israeli law or similar proceedings under foreign law.

10.1.9.	If the Company ceased or gave notice of its intention to cease its payments or if it ceased or gave notice of its intention to cease operating its businesses, as these may be from time to time.

10.1.10.	If the Company’s main field of activity is no longer ownership and operation of manufactured home communities.

10.1.11.	If there occurs a material worsening in the Company’s business as compared to its status on the Issuance Date, and there is an actual concern that the Company will not be able to repay the Bonds when due; or if there exists an actual concern that the Company will fail to meet its material undertakings towards the Bondholders.

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10.1.12.	If the Company fails to Publish any Financial Statements under applicable law or under this Deed of Trust which it is required to publish within 30 days from the last date on which it was required to Publish them.

10.1.13.	If the Bonds cease to be rated by a Rating Agency for a period exceeding sixty (60) consecutive days, for reasons and/or circumstances under the Company’s control. The occurrence of the aforementioned event shall not constitute grounds for calling for the immediate repayment of the Bonds so long as the Bonds are rated by one Rating Agency.

10.1.14.	If (A) one of the Company’s other publicly traded bond series (on a standalone basis) was called for immediate repayment, or (B) a Cross Default occurs, unless such calling for an immediate repayment or Cross Default, as aforesaid, is rejected or revoked (including by way of settling said debt) within 30 days from the date on which of notice of the calling for the immediate repayment or of the Cross Default event was given.

10.1.15.	If a merger was carried out, whether under Israeli law or under the law applicable to the Company, with another entity (except for a company that was merged into the Company, when prior to such a merger it was fully consolidated in the Company’s Financial Statements), without obtaining the prior consent of the Bondholders, by way of an Ordinary Resolution, unless the Company or the surviving entity represented to the Bondholders and the Trustee, at least ten (10) Business Days prior to the effective date of the aforesaid merger that there exists no reasonable concern that the surviving entity will not be able to meet its obligations towards the Bondholders as a result of said merger.

10.1.16.	If the Company sells all or most of its assets (as calculated below), in a transaction or in a series of related transactions (unless during the twelve (12) month period following said sale the Group acquires other assets within its field of activity for an amount not less than 50% of the consideration received for the assets sold) without the prior consent of the Bondholders in a Special Meeting and by a Special Resolution.

10.1.17.	If the Company breaches its undertaking with respect to a negative pledge set forth in Section 6.2.

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10.1.18.	If the Company fails to comply with one or more of the Financial Covenants set forth in Section 6.1 above for two consecutive quarters.

10.1.19.	If the Company breaches a term under Section 2.9 with respect to the expansion of the Bond series or with respect to the issuance of a bond series or of other securities that constitute debt.

10.1.20.	If the Stock Exchange has suspended the trading of the Bond, except for a suspension caused by the creation of uncertainty, as specified in Part IV of the Stock Exchange Bylaws, and such suspension has not been revoked within sixty (60) days.

10.1.21.	If the Bond are delisted from the Stock Exchange.

10.1.22.	If the rating of the Bond falls below the rating of ilBBB-..

10.1.23.	If a Change of Control occurs, and the Company does not publish a tender offer for the purchase of all the Bonds, at a price not lower than their par value, within 45 days from the occurrence of said event.

10.1.24.	If the Company ceases to be a Reporting Corporation.

10.1.25.	If the Company does not nominate a Company’s Representative in Israel as set forth in Section 6.5 above, or is it breaches any of the provisions set forth in Section 6.6 above.

10.1.26.	If the company breaches whichever of its undertakings set forth in in Section 6.7 above, with respect to the expense cushion.

10.1.27.	If a “Going Concern” note has been recorded in the Company’s Financial Statements for two consecutive quarters.

For the purpose of Subsections 10.1.6, 10.1.7 and 10.1.16, “most of the Company’s assets” shall mean an asset or a number of assets, in the aggregate, whose value, according to the Company’s most recent consolidated Financial Statements published prior to the occurrence of the relevant event, constitutes at least 50% (fifty percent) of the total assets according to the Company’s most recent consolidated Financial Statements.

10.2.	Upon the occurrence of any of the events set forth in the foregoing Section 10.1:

10.2.1	The Trustee shall be required to convene a Bondholders’ Meeting, which shall be held twenty-one (21) days following the date of notice thereof (or any earlier date according to the provisions of Subsection 10.2.7 below), the agenda of which shall include a resolution to call for the immediate repayment of the outstanding balance of the Bonds due to the occurrence of any of the events stipulated in Section 10.1 above, as applicable.

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10.2.2	The notice of the aforesaid meeting shall state that if the Company shall cause the revocation, cure or removal of the event specified in Section 10.1 above for which the meeting has been called, prior to the date on which the meeting is to be held, the Bondholders’ Meeting shall be cancelled.

10.2.3	It is hereby clarified that the foregoing shall by no means prevent the Trustee from convening a Bondholders’ Meeting at an earlier date according to the provisions of Subsection 10.2.7 below.

10.2.4	The Bondholders’ resolution to call for the immediate repayment of the Bonds shall be adopted at a Bondholders’ Meeting at which Holders of at least fifty percent (50%) of the outstanding Principal balance of the Bonds are present, by a majority vote of the Bondholders participating, or by majority the votes of the participants at an adjourned Bondholders’ Meeting in which Bondholders of at least twenty percent (20%) of the outstanding Principal balance of the Bonds are present.

10.2.5	If until the date on which said meeting is to be held, the events specified in Section 10.1 above for which the meeting has been called are not revoked, cured or removed, and the Bondholders’ Meeting resolution, as set forth in Subsection 10.2.1 above to call for the immediate repayment of the outstanding balance of the Bonds, was adopted pursuant to the provisions of Subsection 10.2.4 above, the Trustee shall be required to promptly call for the immediate repayment of the outstanding balance of the Bonds, provided the Trustee has provided the Company seven (7) days’ written notice of its intention to do so and the event with respect to which the resolution was adopted was not revoked, cured or removed within such period.

10.2.6	The Publishing of the notice of the meeting as set forth in Subsection 10.2.1 above shall be deemed as written notice to the Company with respect to the Trustee’s intention to pursue the calling for the immediate repayment of the outstanding balance of the Bonds, including according to Section 10.2.5 above.

10.2.7	The Trustee may, at its sole discretion, shorten and even cancel the twenty-one (21) day period (as set forth in Subsection 10.2.1 above) if it is in the opinion that this is necessary for protecting the Bondholders’ rights and/or shorten and even cancel the seven (7) days’ notice period (as set forth in Subsection 10.2.5 above), if the Trustee is of the opinion that there is a concern that delivering such notice or delaying the meeting or the immediate repayment date will prejudice the possibility of calling for the immediate repayment of the Bonds.

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10.2.8	If any of the Subsections to Section 10.1 above sets forth a “cure period” during which the Company may act or adopt resolutions resulting in the removal of the grounds for calling for an immediate repayment, the Trustee or the Bondholders shall be entitled to call for the immediate repayment of the Bonds as set forth in this Section 10 only upon the lapse of such period and if the grounds stated therein were not removed within such period; nevertheless, the Trustee may shorten the period prescribed in the Deed of Trust if it is of the opinion that a delay may prejudice the Bondholders’ rights.

10.2.9	If the Company is provided notice whereby the Bonds have been called for an immediate repayment pursuant to the provisions of this Section 10, the Company undertakes to take, from time to time, and at any time requested to do so by the Trustee, all reasonable actions necessary to enable the Trustee to exercise all the powers vested therein; particularly, the Company shall take all the following actions, no later than ten (10) Business Days of the date of the Trustee’s request:

10.2.9.1.	transfer and deliver to the Trustee the Principal and accrued interest (if any) on the Bonds due for immediate repayment, including Default Interest if applicable, and linkage, if any, irrespective of their maturity dates;

10.2.9.2.	provide all the declarations and/or execute all the documents and/or take and/or cause the taking of all actions necessary and/or required under law to validate the exercise of authorities, powers and rights of the Trustee and/or its representative in with respect to the immediate repayment;

10.2.9.3.	provide all notices, orders and instructions as the Trustee deems fit with respect to the immediate repayment.

For purpose of this Section 10 – written notice executed by the Trustee confirming that an action requested thereby, within the scope of its authority, is reasonable, shall constitute prima facie evidence thereof.

10.2.10	Subject to the provisions of applicable law, the duties of the Trustee under this Section 10 are subject to it being de facto knowledgeable of the facts, events, circumstances, and occurrences specified therein.

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10.2.11	For the avoidance of doubt, it is clarified that the right to call for an immediate repayment as aforesaid or the calling for an immediate repayment shall neither derogate nor prejudice any other or additional remedy available to the Bondholders or to the Trustee under the terms of the Bonds and the provisions of this Deed or under the law, and the non-calling for an immediate repayment or the non-exercise of collateral (if granted) upon the occurrence of any of the events set forth in Section 10.1 above, shall by no means constitute any waiver of the Bondholders’ or the Trustee’s rights, unless expressly stated otherwise.

11.	Claims and Proceedings by the Trustee

11.1.	Without derogating from any provision of this Deed of Trust, the Trustee shall be entitled, at its sole discretion, with a seven (7) days’ written notice to the Company, insofar as such notice would not prejudice the Bondholders’ rights, and subject to Section 23 (Indemnification of the Trustee), and shall be obliged, if required by an Ordinary Resolution adopted by the Bondholders pursuant to the following provisions, to initiate all legal proceedings as it deems fit, subject to the provisions of any law, in order to the exercise and/or protect the Bondholders’ rights and/or enforce the Company’s performance of any of its undertakings under this Deed of Trust. Notwithstanding the foregoing, the right to call for an immediate repayment shall be governed by the provisions of Section 10 above and not by this Section 11.

11.2.	The Trustee may, at its sole discretion, file a motion to the court to receive instructions on any matter connected with and/or pertaining to this Deed of Trust.

11.3.	Subject to the provisions of this Deed of Trust, the Trustee may, but shall not be required to, convene a Bondholders’ Meeting at any time in order to discuss and/or obtain instructions by way of an Ordinary Resolution on any matter pertaining to this Deed of Trust, provided that the meeting is convened without delay.

11.4.	The Trustee may, at its sole discretion, delay the performance of any of its actions pursuant to this Deed of Trust until instructions are provided by the Bondholders’ Meeting by way of an Ordinary Resolution, and/or until court instructions are received regarding the course of action, provided that the Trustee is not entitled to delay such proceedings once it has obtained the Bondholder’s approval in the Bondholders’ Meeting to call for an immediate repayment or initiate any proceedings, as well as in a case in which a delay may prejudice the Bondholders’ rights.

11.5.	For the avoidance of doubt, the foregoing provisions shall by no means prejudice and/or derogate from the right vested to Trustee to apply to the court, at its sole discretion, even before the Bonds are payable, in order to obtain an order concerning its position as Trustee. The expenses accrued under this Section will be covered according to provisions set forth in Section 23 (Indemnification of the Trustee).

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12.	Trust over Receipts

All amounts received by the Trustee from the Company under this Deed, other than the Trustee’s fees and expenses, shall be held in trust by the Trustee. Amounts received by the Trustee from the Company under this Deed shall first be used to repay the Trustee’s fees, reasonable expenses, payments, levies and liabilities incurred by the Trustee or imposed thereon or those caused during or as a result of actions pertaining to the execution of its role as Trustee under this Deed or those otherwise associated with the terms of the Deed of Trust (provided that the Trustee shall not be paid twice, namely by both the Company and the Bondholders). The balance shall be used, unless otherwise resolved by way of a Bondholders Special Resolution, in advance, for the following purposes and according to the following order of priorities: first – to repay the Bondholders, if any, for liabilities incurred and payments expensed thereby exceeding their Pro Rata Portion (as defined in Section 23 below) concerning an indemnity undertaking pursuant to Section 23 below; second – to repay the Bondholders for liabilities incurred and payments expensed thereby pursuant to their Pro Rata Portion concerning an indemnity undertaking pursuant to Section 23 below; third - to repay the Bondholders, if applicable, any Default Interest due thereto under the terms of the Bonds, pari passu and pro rata, without any individual Bondholder having any preference or priority over another; fourth – to repay the Bondholders overdue Principal amounts payable thereto under the terms of the Bonds, pari passu and pro rata, without any individual Bondholder having any preference or priority over another; fifth – to repay the Bondholders interest payments payable thereto under the terms of the Bonds, pari passu and pro rata, without any individual Bondholder being having any preference or priority over another; sixth – to repay the Bondholders Principal amounts, irrespective of their maturity date, pari passu and pro rata, without any individual Bondholder having to any preference or priority over another. Any excess amounts, if any remain after completing all the above-mentioned distributions, shall be paid by the Trustee to the Company or to any successor entity. Tax shall be withheld from all payments to the Bondholders pursuant to applicable law.

For the avoidance of doubt, to the extent the Company has to bear any of the expenses but has not borne them, the Trustee will act to obtain said amounts from the Company, and in the event it succeeds in obtaining them, these amounts will be held by the Trustee in trust and will be used for the purposes and according to the order of priority set forth in this Section above.

13.	Power to Withhold Distribution of Funds

Notwithstanding the provisions of Section 12 above, should the amount received as a result of proceedings pursuant to the provisions of Section 11 above, which shall be available at a given time for distribution to the Bondholders, as set forth in Section 12 above, be equal to or lower than NIS one million (1,000,000) (the “Minimum Amount”), the Trustee shall not be required to distribute said amount and shall be entitled to invest it, fully or part thereof, in Permitted Investments, as it deems fit.

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“Permitted Investments” – Investments in bank deposits with one or more of the five largest banks in Israel whose credit rating is not below ilAA or in Dollar-linked bonds issued by the Government of Israel or by the Government of the United States.

At the earlier of (i) the time when the aforementioned investments, including any profits resulting therefrom, is equal to or higher than the Minimum Amount and (ii) the next payment date of Principal and/or Interest thereon to the Bondholders (even if the amount accrued by such date is lower than the Minimum Amount), the Trustee shall distribute said accrued amounts to the Bondholders as set forth in Section 12 above.

Notwithstanding the aforesaid in this Section 13, following an Ordinary Resolution of the Bondholders, the Trustee shall distribute the amounts received thereby as a result of proceedings initiated pursuant to the provisions Section 11 above, even if said amounts fall below the Minimum Amount.

14.	Failure to Make Payment for Reason Beyond the Company’s Control

14.1.	Any amount payable to a Bondholder which was not actually paid to such Bondholder on the date on which it was due for a reason beyond the Company’s control, despite the Company’s ability and willingness to make such payment, in full and in a timely fashion, shall cease to bear interest as of the payment date, and such Bondholder shall be entitled only to those amounts to which it was entitled on the date on which the payment was due, provided that said amount has been deposited with the Trustee as set forth in Section 14.2 below. Notwithstanding the foregoing, to the extent said amounts, under the circumstances, remain in the Company’s account, the Company shall transfer them to the Bondholder (or the Trustee as set forth in Section 14.2 below) together with all profits accrued thereon, after the deduction of applicable tax, if any.

14.2.	The Company shall deposit with the Trustee, within fourteen (14) days following the payment date, the amount payable which was not paid for a reason beyond the Company’s control, as set forth in Subsection 14.1 above, and shall provide written notice thereof to the relevant Bondholders with, and said deposit shall be deemed as the settling of said payment, and in the event of settling all amounts due in respect of the Bonds, it shall also be deemed to be a final redemption of the Bonds.

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14.3.	The Trustee shall invest any amount that has been deposited in its name pursuant to this Deed of Trust in Permitted Investments (as defined in Section 13 above), as the Trustee shall see fit and subject to the provisions of applicable law. If the Trustee has acted in such manner, it will not be liable to those entitled to said amounts, except for proceeds to be received from the realization of such investments, less the expenses associated therewith, including trust account administration costs and net of any mandatory payments. The payment to the Bondholders shall be made against the presentation of evidence acceptable to the Trustee in its absolute discretion.

The Trustee shall hold said funds and shall invest them in Permitted Investments as described above, until the earlier of (i) the end of one (1) year from the final repayment date of the Bonds and (ii) their date of payment to the Bondholders. After said date, the Trustee shall transfer the remaining amounts to the Company, including any profits earned from the investment thereof, less the Trustee’s fees and expenses incurred according to the provisions of this Deed of Trust. The Company shall hold the aforementioned amounts in trust for an additional six (6) year period of from the date on which these were transferred to the Company by the Trustee, in favor of the Bondholders who are entitled to these amounts, and the provisions of the Deed of Trust concerning the investment of the funds as set forth above shall apply, mutatis mutandis. Following the transfer of said amounts to the Company, the Trustee will be released from any payment obligation with respect to said amounts due to the entitled Bondholders. The Company shall confirm to the Trustee in writing that these funds were transferred to the Company and the fact that said funds were received in trust for the entitled Bondholders, and the Company shall indemnify the Trustee in respect of any claim, expense and/or damage whatsoever that may be incurred by the Trustee as a result of and in respect to the transfer of said funds, unless the Trustee acted in bad faith or with gross negligence (unless exempt by law), or with malicious intent. Funds which a Bondholder has not claimed from the Company at the end of seven (7) years from the of final repayment date of the Bonds shall be converted in favor of the Company, and it shall be entitled to use the remaining funds for any purpose whatsoever. For the avoidance of doubt, the foregoing shall not derogate from the Company’s undertaking to repay the Bondholders the amounts to which they are entitled under applicable law.

15.	Receipts as Proof

Without derogating from any other provisions of the Bonds, a receipt signed by any Bondholder or any written evidence from the transferring Stock Exchange member shall constitute proof of the full settlement of any payment that was made by the Company as set forth in such receipt or evidence.

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A receipt from a Bondholder regarding the amounts of Principal and Interest that were paid to thereto by the Trustee in respect of a Bond or any evidence from a transferring Stock Exchange Member shall release the Trustee from making the payment of the amounts set forth in the receipt or evidence.

Subject to the provisions of Section 14 above, a receipt from the Trustee regarding the deposit of Principal and interest amounts therewith in favor of the Bondholders shall be deemed a receipt from the Bondholders and shall release the Company in connection therewith.

16.	Undertakings of the Company to the Trustee

The Company hereby undertakes to the Trustee that for as long as the Bonds (including any interest thereon) have yet to be fully repaid, it shall:

16.1	Pursue and manage the Company’s business and those of the entities controlled thereby in an orderly and proper manner.

16.2	Notify the Trustee of and allow it to participate in all General Meetings (whether annual general meetings or special general meetings) of the Company’s Shareholders, even by using means of communication, at the Company’s expense, without granting the Trustee voting rights at such meetings. Notices through the MAGNA or Maya systems will be deemed sufficient notice of the General Meetings.

16.3	Deliver to the Trustee or to its authorized representative (the Trustee shall notify the Company of the appointment thereof, when appointed) any information about the Company (including explanations, calculations and documents relating to the Company, its business and financial condition and information which at the reasonable discretion of the Trustee is required for protecting the Bondholders’ rights) no later than ten (10) Business Days of the Trustee’s request, and instruct its accountants and legal advisors to do so no later than ten (10) Business Days of the Trustee’s request, provided that in the Trustee’s reasonable opinion, the information is required by the Trustee and those empowered thereby for exercising and implementing the Trustee’s authorities, powers and rights under this Deed of Trust.

16.4	Maintain and keep books and records as required by U.S. GAAP and in accordance with the provisions of any law applicable to the Company and enable the Trustee and/or anyone the Trustee may appoint in writing for such purpose, to inspect, at a date scheduled in advanced and at any reasonable time, no later than ten (10) Business Days f the Trustee’s request, any such books and/or records. It should be noted that the documents can be transferred by electronic means and/or by courier, subject to the approval of the Company or they can be transferred by the Trustee to its advisor subject to the same confidentiality requirement that applies to the Trustee.

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16.5	Notify the Trustee in writing, immediately upon becoming aware of any case in a foreclosure was imposed and/or execution action was initiated with respect to most of the Company’s assets (as this term is defined in Section 10.1 above), if a receiver or permanent liquidator or a Trustee is appointed for most of the Company’s assets (as this term is defined in Section 10.1 above), within the framework of a motion for stay of proceedings pursuant to Section 350 of the Companies Law or to the Insolvency Law, or under any law applicable to the Company or if any other official was appointed with respect to most of the Company’s assets (as said term is defined in Section 10.1 above), and to use, at its expense and as soon as possible, all the reasonable means required to remove such foreclosure or revoke such execution action or remove the receiver, the liquidation or trusteeship, as applicable.

16.6	Notify the Trustee immediately and in writing (without accounting for cure and waiting periods set forth in the same sections, if applicable), upon the Company becoming aware, or after the Company’s concerns have materialized, as applicable, of the occurrence of any of the events specified in Section 10.1 above, including in all the subsections.

16.7	Alongside the delivery of the CFO Certificate with respect to the Financial Covenants pursuant to Section 6.1, the Company shall deliver to the Trustee a certificate signed by the Company’s CEO or by its Chief Financial Officer whereby, following the examinations he or she has conducted, during the period commencing at the later of the date this Deed and the date of the previous certificate delivered to the Trustee, and until the date of the present certificate, the Company has not breached the provisions set forth in this Deed, and did not breach any of the terms of the Bonds, unless explicitly stated otherwise in such certificate.

16.8	Provide the Trustee upon its request, with any declarations, representations, documents, details and/or additional information that shall be reasonably required by the Trustee in order to protect the Bondholders’ rights no later than 15 Business Days of the date of the Trustee’s request.

16.9	Provide the Trustee with a copy of any document or information that the Company has delivered to the Bondholders.

16.10	Notify the Trustee in writing with respect to any change in the Company’s name or address no later than 10 Business Days of the date of such change.

16.11	Deliver to the Trustee no later than the end of thirty (30) days of the Issuance Date of the Bonds under a Shelf Offering Report and/or as of the series expansion date a true copy of the Bond Certificate.

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16.12	Notify the Trustee by way of a written notice signed by the Company’s Chief Financial Officer within five (5) Business Days of the Trustee’s demand, of the execution of any payment to the Bondholders and the outstanding balance due to the Bondholders at said date (and following the payment).

16.13	Provide the Trustee with copies of the notices and invitations that the Company shall provide to the Bondholders as specified in Section 24 of this Deed.

16.14	Provide the Trustee, upon its first written request, a written confirmation signed by an accountant that all the payments to the Bondholders were paid when due, showing the par value balance of the of the Bonds in circulation.

The Trustee hereby undertakes to maintain the confidentiality of all information concerning the Company provided thereto under this Deed of Trust and shall neither disclose it to another nor will it make any other use therewith, unless the disclosure or use thereof is required in order for the Trustee to fulfill its role under the law, the Deed of Trust, or under a court order in order to protect the Bondholders’ rights. For the avoidance of doubt, the transfer of information to the Bondholders (including by way of Publishing the information) in order to make a decision concerning the their rights under this Deed of Trust, or to provide a report on the Company’s status and/or as required under applicable law, shall not constitute a breach of the aforesaid confidentiality undertaking.

17.	The Trustee as Representative

The Company hereby irrevocably appoints the Trustee as its representative to execute and perform in its name and in its stead all the actions it is obliged to perform according to the terms and conditions of this Deed, and to appoint any other Person the Trustee may deem fit for performing its duties pursuant to this Deed of Trust (subject to appropriate confidentiality undertakings), in each case, if the Company has not performed the actions which it is obliged to perform under the provisions of this Deed within a reasonable period of time, as determined by the Trustee, as of the date of the Trustee’s written demand.

The appointment pursuant to this Section 17 does not oblige the Trustee to perform any action, and the Company hereby releases the Trustee in advance in the event that the Trustee does not perform any action when due and and/or performs it inappropriately. In addition, the Company hereby waives in advance any claim against the Trustee and/or its agents with respect to any damage incurred and/or which might to be incurred thereby, whether directly and/or indirectly, due to any action and/or omission of the Trustee pursuant to the provisions of this Section 17, unless the Trustee acted in bad faith or with gross negligence, willful misconduct or malicious intent.

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18.	Other Agreements between the Trustee and the Company

Subject to applicable law, neither the fulfillment of the Trustee’s duties hereunder nor its mere status as a Trustee under this Deed of Trust, shall prevent the Trustee from entering into transactions with the Company in the Company’s ordinary course of business, provided that such transactions do not place the Trustee in a conflict of interest toward the Bondholders.

19.	Reporting by the Trustee

As of Issuance Date, the Trustee shall prepare, no later than June 30 of each calendar year, an annual report regarding the affairs of the trusteeship with respect to the Bonds (the “Annual Report”), which shall contain reports on extraordinary events associated with the trusteeship that occurred during the preceding year and other information as required under the Securities Law.

The Trustee shall notify the Bondholders of any material breach of this Deed of Trust by the Company of which it becomes aware, including the actions it has taken to prevent such breach or secure the fulfillment of the Company’s obligations, as applicable.

The Trustee shall notify the Bondholders of any extraordinary event that is likely to have a material impact on the Bondholders’ rights, immediately upon becoming aware thereof.

The Trustee shall provide a report regarding actions performed under the provisions of Chapter E1 to the Securities Law, pursuant to a reasonable demand of Bondholders holding of at least 10% (ten percent) of the par value of the Bonds, within a reasonable time from the date of demand, all subject to the confidentiality duty towards the Company set forth in Section 35J(d) of the Securities Law.

Upon the request of Bondholders holding more than five percent (5%) of the outstanding Principal balance of the Bonds, the Trustee shall furnish to the Bondholders information regarding its expenses associated with the trusteeship under this Deed of Trust.

As at the execution date of this Deed, the Trustee declares that it is insured under professional liability insurance in an amount of ten million Dollars ($10,000,000)3 for the period (the “Coverage Amount”). To the extent that before the full repayment of the Bonds, the Coverage Amount will fall below eight million Dollars ($8,000,000)4 for any reason whatsoever, the Trustee will update the Company no later than seven (7) Business Days from the date on which it was notified by the insurer of the abovementioned decrease in order to publish an Immediate Report on said matter. The provisions of this Section shall apply until the effective date of regulations under the Securities Law which shall regulate the requirement of the insurance coverage of the Trustee enter into effect. Once the said regulations enter into effect, the Trustee shall be required to update the Company only if it fails to comply with the requirements set forth in the regulations.

3At the time of renewal of the policy.

4See fn. 5.

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20.	Trustee’s Fees

The Company shall pay the Trustee fees for the services rendered thereby with respect to this Deed of Trust, as follows:

20.1	In respect of its services as Trustee during the first twelve (12) months after the Issuance Date, a fee of NIS 26,000, which shall be paid immediately following the closing of the Offering (the “First Term”).

20.2	After the original issuance of the series, whenever additional Bonds of the same series are issued, or if the scope of the series is expanded in any other way, the Trustee’s annual fee shall be increased by an amount reflecting the full increase rate of the series’ volume, in a fixed manner until the end of the trust period.

20.3	For each hour of work required for the purpose of special actions taken by the Trustee in connection with its service as Trustee to the Bondholders – a fee of NIS 500 per hour shall be paid. Special actions will include any action which is not in the ordinary course of business, including the following:

20.3.1	Actions which the Trustee may take following the Company breaching or allegedly breaching its obligations under this Deed of Trust.

20.3.2	Special actions that may be required or should be performed for the purpose of fulfilling its functions under this Deed with respect to the Bondholders’ rights or the protection thereof, including due to the Company’s non-compliance with its obligations under this Deed, including convening and attending the Bondholders’ Meeting.

20.3.3	Involvement in any judicial or quasi-judicial proceedings concerning the fulfillment of its obligations under this Deed of Trust, including according to any order or instruction issued by a competent authority.

20.3.4	Any action or duty which will be added or modified by law (including any regulation, order, judicial directives, ISA opinion letters, etc.).

20.3.5	Actions concerning the registration or cancellation of registration of collateral in a register maintained under any law (including abroad), as well as inspection, control supervision, enforcement, and so forth of liabilities (such as restrictions on the Company’s ability to act freely, pledges imposed on assets, and the like), undertaken or to be undertaken by the Company or by whomever on its behalf or for it, in order to secure the Company’s other undertakings or those of whomever on its behalf (such as making payments under the terms of the Bonds) toward the Bondholders, including with respect to the essence of the terms of said collateral and undertakings and the fulfillment thereof.

20.3.6	For the Trustee’s participation in the Bondholders’ Meetings, the Trustee shall be entitled to a fee in the amount of NIS 750.

20.3.7	If the Issuance is canceled or deferred of after the Trustee has already carried out work with respect to the drafting of trust documents, the Trustee will charge an amount of NIS 500 per hour, according to a detailed hourly report, and the maximum amount payable shall be NIS 10,000.

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20.4	The payments set forth in Sections 20.1– 20.2 above shall be linked to the Consumer Price Index, whereby the base index shall be the index for the month of December 2021, which was published on January 14, 2022; nevertheless, in any event, an amount lower than the amount specified in this Deed will not be paid.

20.5	Reimbursement of reasonable expenses incurred by the Trustee in its capacity as Trustee to the Bondholders.

20.6	Should there be any change to the provisions of applicable law pursuant to which the Trustee shall be required to perform additional actions, examinations and/or prepare additional reports, the Company undertakes to bear all reasonable expenses incurred by the Trustee in connection therewith.

20.7	Value Added Tax shall be added to all payments specified above in this Section 20 in accordance with applicable law on the payment date.

20.8	If the Trustee’s term of office is terminated in accordance with Section 27 below, the Trustee shall not be entitled to an additional payment or fees following the termination date. For the avoidance of doubt, the Trustee shall be entitled to receive fees even if, during its term office, a receiver is appointed in respect of the Company or if the Company enters into liquidation proceedings.

20.9	All the amounts stated in this appendix shall have priority over the funds due to the Bondholders.

21.	Special Powers of the Trustee

21.1	Within the framework of performing its duties associated with the trusteeship created under this Deed of Trust, the Trustee shall be entitled to commission the opinion and/or advice of any attorney, accountant, appraiser, assessor, broker or other expert. The Trustee is entitled to rely upon the opinion and/or advice of such Person whether said opinion and/or advice was prepared at the request of the Trustee or by the Company or whomever on its behalf, and the Trustee shall not be required to pay (and no amount shall be offset from the payments due to the Trustee hereunder) any amount associated with any loss or damage that may be caused as a result of any action and/or omission performed thereby while relying on said opinion and/or advice, unless the Trustee acted in bad faith or with gross negligence, willful misconduct or malicious intent. The Company will bear reasonable fees pertaining to engaging the advisors appointed as aforesaid, provided that the Trustee will provide the Company advance notice of its intention to obtain an expert opinion or advice as aforesaid, to the extent possible under the circumstances, and to the extent it will not prejudice the Bondholders’ rights, and in such case the notice shall be provided retrospectively, together with details of the fees required for executing the consultation and the purpose of the opinion or the advice, and that the said fees do not exceed what is customary and acceptable. Nevertheless, the Publishing of the Bondholders’ Meeting’s results concerning a resolution for the appointing of advisors as aforesaid shall be deemed sufficient notice to the Company thereof.

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21.2	Any advice and/or opinion may be provided, sent or received by way of letter, telegram, facsimile, e-mail and/or any other electronic means for the transmission of information in writing, and the Trustee will not be responsible in respect of actions it took while relying on advice and/or an opinion or on information transferred in one of the aforementioned manners, even if it contains errors and/or these were inauthentic, unless the Trustee was aware that the opinion or information transferred in one of the aforementioned manners contained errors or was inauthentic, or otherwise acted in bad faith or with gross negligence (unless exempt by law) or malicious intent.

22.	Trustee’s Authority to Engage Agents

The Trustee shall be entitled to appoint an agent, or agents, to act in its stead, whether an attorney or other Person, in order to execute, or to participate in the execution of, special actions that are required to be performed with respect to the trusteeship created under this Deed, and without derogating from the generality of the foregoing, to initiate legal proceedings, provided that the Trustee provided the Company with advance written notice with respect to the appointment of such agent(s) (unless such advance notice shall prejudice the Bondholders’ rights, in which case the notice shall be provided retrospectively, as soon as possible thereafter in order not to impact the Bondholders’ rights). The Trustee shall further be entitled to settle, at the Company’s expense, the reasonable, documented expenses of any such agent, and the Company shall, upon the Trustee’s first demand, immediately reimburse any such expense to the Trustee, provided that the Trustee provided the Company prior notice regarding the appointing of such agent, to the extent possible under the circumstances, and provided it does not prejudice the Bondholders’ rights, and in such a case the notice will be provided retrospectively. The Company may object in writing, within seven (7) Business Days of the date on which it received said notice, to the appointment of a particular agent on any reasonable grounds, if the agent is a competitor or if there exists a conflict of interests, whether directly or indirectly, with respect to the Company. Nevertheless, the Company’s objection to the appointment of a certain agent appointed by the Bondholders’ Meeting shall not delay the commencement of engagement of said agent if the delay will prejudice the Bondholders’ rights.

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23.	Indemnification of the Trustee

23.1.	The Company and the Bondholders (as of a given record date, as provided in Section 23.5 below), each in respect of its undertakings as is set forth in this Section 23, hereby undertake to indemnify the Trustee and each of its officers, employees, agents or advisors appointed on its behalf according to the provisions of this Deed and/or a resolution duly adopted by the Bondholders at a Bondholders’ Meeting pursuant to the provisions of this Deed (hereinafter, all or any part thereof, jointly or severally, the “Indemnitees”), with respect to the following:

23.1.1	Any loss or liability in tort and/or any financial liability pursuant to a final ruling (regarding which no stay of execution has been issued), arbitration award or settlement that has concluded (and so far as the settlement concerns the Company, the Company’s consent to the settlement has been granted) deriving from actions performed by any of the Indemnitees, or actions they must perform by virtue of this Deed and/or their capacity by virtue of this Deed and/or by applicable law and/or by an order of a competent authority with respect to the Bonds and/or at the request of the Bondholders and/or that of the Company;

23.1.2	The fees of the Indemnitees and reimbursement for reasonable expenses incurred thereby and/or those which shall be incurred thereby, including within the framework of the trusteeship or in respect thereof, which in their opinion were necessary for the performance of the aforementioned actions and/or for the exercise of authorizations and permissions granted under this Deed and/or for their roles under this Deed, as well as with respect to any legal proceeding, obtaining legal or other expert opinions, negotiations, disagreements, insolvency proceedings, collection proceedings, debt arrangements, debt assessments, valuations, claims and demands associated with any matter and/or actions taken and/or omitted in any manner with respect to the foregoing.

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The indemnity undertaking provided under this Section 23 shall be subject to the following conditions:

23.1.3	The Indemnitees shall not demand advance indemnification in respect of an urgent matter (without derogating from their right to retrospective indemnification for such matter to the extent they are entitled thereto);

23.1.4	A final judicial ruling did not resolve that the Indemnitees have acted in bad faith, and/or that the action with respect to which the indemnification is required, falls beyond the scope of their duties, and/or was not performed pursuant to applicable law and/or this Deed of Trust;

23.1.5	A final judicial ruling did not resolve that the Indemnitees have acted with gross negligence which is not exempt by law, as may be in effect from time to time; and

23.1.6	A final judicial ruling did not resolve that the Indemnitees have acted with malicious intent.

The indemnity undertakings under this Section 23.1 shall be referred to as the “Indemnity Undertaking”.

It is hereby agreed that in any event in which a final judicial ruling resolves that the Indemnitees are not entitled to indemnification, the Indemnitees with respect to which such resolution was made shall reimburse the indemnity amounts, to the extent these were paid thereto.

23.2.	Without derogating from the rights of the Indemnitees pursuant to the Indemnity Undertaking, whenever the Trustee is obligated to take any action under the this Deed of Trust, under applicable law, under an order issued by a competent authority or at the Bondholders’ or the Company’s, including without limitation, the initiation of proceedings or the filing of claims at the Bondholders’ request, the Trustee shall be entitled to refrain from taking any action as aforesaid until it receives a monetary deposit satisfactory thereto, in order to cover the Indemnity Undertaking (the “Financing Cushion”) in the amount required at first priority from the Company, and in the event that the Company does not deposit the entire Financing Cushion amount at the date required by the Trustee, the Trustee shall contact the Bondholders holding Bonds as of the record date (as provided in Section 23.5 below) and request each Bondholder to deposit its Pro Rata Portion (as defined below) of the Financing Cushion amount with the Trustee.

23.3.	The Indemnity Undertaking:

23.3.1	Shall apply to the Company in any event of (1) actions taken at the discretion of the Trustee and/or under applicable law and/or required under the Deed of Trust or required in order to protect the Bondholders’ rights (including at a Bondholder’s request for such protection) and/or a case in which the Indemnity Undertaking arises under this Deed (except as specified in Section 23.3.2(1) below); and (2) actions taken and/or required by the Company’s request.

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23.3.2	Shall apply to Bondholders who held Bonds on the applicable record date (as provided in Section 23.5 below) in any event of (1) actions that were taken and/or those required at the Bondholders’ request (excluding actions taken at the Bondholders’ request in order to protect the Bondholders’ rights), and (2) the Company’s failure to pay the Indemnity Undertaking it was required to pay under Subsection 23.3.1 above (subject to the provisions of Section 23.7 below). For the avoidance of doubt, it shall be clarified that non-payment under this Subsection 23.3.2 shall not derogate from the Company’s duty to bear the Indemnity Undertaking in accordance with Section 23.3.1 above.

23.4.	In any event in which (a) the Company fails to pay the amounts required to coverthe Indemnity Undertaking and/or fails to deposit the Financing Cushion amount, as applicable, following a request made in accordance with Section 23.3 above, (b) the Indemnity Undertaking applies to the Bondholders pursuant to Subsection 23.3.2 above or (c) the Bondholders were asked to deposit the amount of Financing Cushion amount pursuant to the provisions of Section 23.3 above, the following provisions shall apply to the payment of the applicable amount:

23.4.1	First – this amount shall be financed out of the Interest and/or the Principal payments that the Company shall pay the Bondholders after the date of the required action, and the provisions of Section 12 above shall apply; and

23.4.2	Second – if the Trustee is of the opinion that the amounts deposited in the Financing Cushion will not satisfy the Indemnity Undertaking, each Bondholder (as of the record date, as provided in Section 23.5 below) shall deposit its pro rata portion of the shortfall with the Trustee. The amount deposited by each Bondholder shall bear an annual interest at a rate equal to the annual interest rate of the Bonds (as is set forth in the First Schedule to the Deed of Trust), and shall be paid according to the priorities set forth in Section 12 above.

“Pro Rata Portion” means the relative portion of the Bonds held by a Bondholder on a given record date (as provided in Section 23.6 below), out of the total number of Bonds in circulation on such date. For the avoidance of doubt, the calculation of the Pro Rata Portion of any Bondholder shall remain unchanged even if, after such record date, a change shall occur to the number of Bonds held by such Bondholder.

23.5.	For the avoidance of doubt it is hereby clarified that Bondholders that shall bear responsibility to cover expenses as aforesaid in this Section may bear expenses as aforesaid in this Section beyond their Pro Rata Portion, in which case the reimbursement of such funds shall be in accordance with the order of priority set forth in Section 12 above. The record date for determining the Bondholders’ Indemnity Undertaking and/or for the Bondholders’ liability of payment of the Financing Cushion shall be as follows:

23.5.1	In any event where the Indemnity Undertaking on or payment of the Financing Cushion is required due to an urgent action necessary in order to prevent a materially adverse impact to the Bondholders’ rights, without a prior resolution adopted at a Bondholders’ Meeting – the record date shall be the end of the Trading Day on which the action has been taken (and if such day is not a Trading Day, the preceding Trading Day).

23.5.2	In any event where the Indemnity Undertaking or payment of the Financing Cushion is required pursuant to a resolution adopted at a Bondholders’ Meeting – the record date for the Indemnity Undertaking shall be the record date for participation at such Bondholders’ Meeting (as such date shall be set forth in the notice convening the Bondholders’ Meeting) and such date shall apply to all the Bondholders, including those who were not present or did not attend the Bondholders’ Meeting.

23.5.3	In any other event or in the event of any disagreement with respect to the record date – the record date shall be determined by the Trustee at its sole discretion.

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23.6.	For the avoidance of doubt, the Trustee’s receipt from Bondholders of payments paid in respect of the Indemnity Undertaking pursuant to the provisions of Subsection 23.3.2(2) above shall not derogate from the Company’s undertaking to make such payments, and the Trustee will use its best efforts to obtain said amounts from the Company according to the provisions of this Section 23.

23.7.	With respect to priority in reimbursement to Bondholders who bore the payments under this Section out of the proceeds held by the Trustee, see Section 12 of the Deed.

24.	Notices

24.1	Any notice on behalf of the Company and/or the Trustee to the Bondholders shall be provided by way of a report on the MAGNA System on the Israel Securities Authority website. The Trustee may instruct the Company, and the Company will be required to Publish on the MAGNA System on behalf of the Trustee as soon as possible, any report in the form as shall be provided in writing by the Trustee.

24.2	Any notice or demand on behalf of the Trustee to the Company or on behalf of the Company to the Trustee may be provided by way of registered mail to the address set forth in this Deed of Trust, or to other address of which one party has notified the other in writing, or by way of email, facsimile, or courier, and any such notice or demand will be deemed to have been received by the addressee as follows:

24.2.1.	If by registered mail – upon the lapse of three (3) Business Days of the date on which the addressee was invited to collect the mail according to the post office registries.

24.2.2.	If by facsimile transmission (followed by telephone receipt confirmation) – upon the lapse of one (1) Business Day of said transmission.

24.2.3.	If by courier – upon delivery by the courier to the addressee or upon it being presented to the addressee for receipt.

24.2.4.	If by email – upon receipt of telephone or written confirmation whereby the message was received by the recipient.

24.3.	Copies of notices and invitations provided on behalf of the Company and/or the Trustee to the Bondholders shall be sent by the Company to the Trustee, and by the Trustee to the Company, as applicable.

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25.	Waiver and Settlement

25.1	The Trustee may from time to time, if convinced that such action does not prejudice the Bondholders, waive any breach or non-fulfillment by the Company of any of the terms under this Deed of Trust, provided that such action does not pertain to changes concerning: payment terms of the Bonds (including payment dates, interest rates and linkage terms), the expense cushions, the appointment of a representative in Israel, grounds for calling for an immediate repayment, a negative pledge, restrictions on series expansion, the Financial Covenants, interest adjustment mechanisms, a change in the identity of the Trustee or to its remuneration, the appointment of a Trustee in lieu of a Trustee whose term has ended, as well as with respect to reports that the Company is required to provide the Trustee.

25.2	The Trustee and the Company shall be entitled to, either before or after the outstanding Principal balance has been called for immediate repayment, amend this Deed of Trust, reach a settlement with respect to any of the Bondholders’ rights or claims, and agree to any arrangement with respect to the Bondholders’ rights, including the waiver of any of the Bondholders’ rights or claims against the Company pursuant to this Deed of Trust, if one of the following conditions is met:

25.2.1	The Trustee is of the opinion that the proposed change does not prejudice the Bondholders, provided that such amendment does not pertain to the payment terms under the Bonds (including payment dates, interest rates and linkage terms), expense cushions, the appointment of a representative in Israel, grounds for calling for an immediate repayment, a negative pledge, restrictions on series expansion, the Financial Covenants, interest adjustment mechanisms, a change in the identity of the Trustee or to its remuneration, the appointment of a Trustee in lieu of a Trustee whose term has ended, as well as with respect to reports that the Company is required to furnish the Trustee; or

25.2.2	The Bondholders have agreed to the proposed change by way of a Special Resolution.

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25.3	If the Trustee has reached a settlement with the Company after having obtained the Bondholders’ approval in advance, by way of a Special Resolution obtained at a Bondholders’ Meeting, the Trustee shall be released from any liability in respect thereto.

25.4	The Trustee shall be entitled to demand that the Bondholders deliver the Bond Certificates to it or to the Company in any instance in which the Trustee’s rights pursuant to this Section 25 are exercised, in order to register a note therein with respect to any compromise, waiver, or amendment as aforesaid, and at the Trustee’s request, the Company shall record such note.

25.5	The Trustee shall notify the Bondholders of each instance in which it exercised the Trustee’s rights pursuant to this Section 25, within a reasonable period of time thereafter, except if the Trustee exercised its right pursuant to Subsection 25.2.1, in which case the Trustee shall notify the Bondholders within a reasonable period of time prior thereof.

26.	Bondholders Register

26.1.	The Company shall keep and maintain a Bondholders Register at its registered office, pursuant to the provisions of the Securities Law.

The Register shall also record all transfers of registered ownership of Bonds pursuant to the provisions of this Deed of Trust. The Trustee and all Bondholder may, at any reasonable time, review the Register.

26.2.	The Company shall not be required to record in the Register any notice concerning a trust, pledge or charge of any kind whatsoever or any equitable right, claim, or offset, or any other right with respect the Bonds. The Company shall only recognize the ownership of the Person under whose name the Bonds have been registered, provided that the Bondholder’s lawful heirs, executors or administrators of the registered Bondholder and any Person who may be entitled to the Bonds as a consequence of the liquidation of any registered Bondholder, shall be entitled to be registered as Bondholders after providing evidence which the Company shall deem sufficient for proving their right to be registered as the Bondholders of the relevant Bonds.

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26.3.	The Company undertakes to provide a copy of the Register to the Trustee immediately after the Bond Issuance. The Company undertakes to notify the Trustee of any change or update made to the Register.

27.	Replacement of the Trustee

27.1	The Trustee’s term of office, including the termination thereof and the appointment and the termination of any new Trustee and the termination thereof, shall be governed by the provisions of the Securities Law, pursuant to which the Trustee and any successor thereof shall be entitled to resign from its position as Trustee, subject to the approval of the court, and said resignation shall enter into effect on the effective date to be set forth in said approval.

27.2	A court may dismiss the Trustee if the Trustee has not performed its duties properly or if a court finds another reason for its dismissal.

27.3	A resolution to terminate the term of a Trustee and its replacement with another shall be obtained by way of a resolution approved by 75% of the Bondholders participating in the vote (except abstentions) held at a Bondholders’ Meeting attended by Bondholders representing at least fifty percent (50%) of the Bonds in circulation or, in an adjourned meeting, attended by Bondholders representing at least ten percent (10%) of the Bonds in circulation.

27.4	A trustee whose term has expired shall continue to serve in said capacity until its successor has been appointed. The successor Trustee shall be appointed at a Bondholders’ Meeting convened by the outgoing Trustee or by the Bondholders, pursuant to the provisions of the foregoing Subsection 27.3.

27.5	Any successor Trustee shall have the same powers, authorities and other permissions as the outgoing Trustee and may act as though it were appointed as Trustee from the outset.

28.	Reports to the Trustee and to the Bondholders

For as long as there remain Bonds in circulation, the Company shall prepare and deliver to the Trustee the following reports and notices:

28.1	Audited annual Financial Statements, immediately upon their publication, according to the dates in which the Company is required to publish them as a public company, under any law, even if the Company is not a Reporting Corporation.

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28.2	Reviewed quarterly Financial Statements, immediately upon their publication, according to the in which the Company is required to publish them as a public company, under any law, even if the Company is not a Reporting Corporation.

28.3	Notices regarding the buyback of Bonds by the Company or by a company controlled thereby, or in the event the Company becomes aware of the purchase thereof by any other Related Holder, as set forth in Section 5 above, as well as copies of notices to the public which the Company is required to provide pursuant to applicable law, and of any other notices and/or invitations to Bondholders’ Meetings the Company may provide to the Bondholders in its name or on behalf of the Trustee.

28.4	In the event the Company ceases to be a Reporting Corporation, any report required from a company that is not a Reporting Corporation pursuant to the Regulation Codex, including the provisions concerning investments made by institutional investors in non-government bonds. Any such report will be executed by the CEO (or such person fulfilling this position even if his or her title is different) and the Company’s Chief Financial Officer.

The Company’s submission of the documents as required under this Section 28 on the MAGNA website of the Israel Securities Authority shall be deemed a delivery of said documents to the Trustee.

The Trustee shall be entitled, at its sole discretion, to forward to the Bondholders documents it shall receive as set forth above.

29.	Bondholders’ Meetings

Bondholders’ Meetings shall be convened and held in accordance with the provisions set forth in the Second Schedule to this Deed of Trust.

30.	Governing Law

All matters deriving from this Deed or associated therewith shall be interpreted solely pursuant a and subject to the laws of the State of Israel, and for as long as the Bonds are Listed, the provisions set forth in the Stock Exchange’s Bylaws and Guidelines. Without derogating from the provisions of Section 1.7 above, with respect to any matter which is not addressed in this Deed and in any event of a contradiction between the cogent provisions of the applicable laws of the State of Israel and the provisions of this Deed, the parties shall act pursuant to the provisions set forth in the of the laws of the State of Israel. The competent courts of Tel Aviv - Jaffa shall have sole jurisdiction to settle any matter arising from or associated with this Deed and/or the Bonds.

The Company shall not object to any motion filed on behalf of the Trustee and/or a Bondholder which was submitted to a court in Israel in order to apply Israeli law with respect to a settlement, debt arrangement and/or insolvency concerning the Company. The Company shall not object should the Israeli court seek to apply Israeli Law with respect a settlement, debt arrangement and/or insolvency concerning the Company, and the Company shall not raise arguments against Israeli jurisdiction with respect to proceedings initiated by the Trustee and/or the Bondholders as set forth above.

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31.	Trustee’s Responsibility

31.1	Notwithstanding what is stated in any law and anywhere in the Deed of Trust, insofar as the Trustee acted to fulfill its duty in good faith and within a reasonable time and also examined the facts that a reasonable Trustee would have examined under the circumstances, it shall not be liable for damages caused, unless a final ruling resolved that the Trustee acted with gross negligence. It is clarified that to the extent that a contradiction arises between the provision of this Section and another provision of the Deed of Trust, the provision of this Section shall prevail.

31.2 .	If the Trustee acted in good faith and without negligence in accordance with the provisions of Section 35H(d2) or 35H(d3) of the Law, it shall not be liable for performing said action.

32.	Addresses

The addresses of the parties are as set forth in the preamble to this Deed, or any other address in respect of which appropriate written notice is provided to the other party.

In witness whereof the parties have hereunto signed:

UMH PROPERTIES, INC	Resnik Paz Nevo Trusts Ltd.

I the undersigned, Adv. ___________ hereby confirm that this Deed of Trust was signed by UMH PROPERTIES, INC (“UMH”), by ______________, and their signatures bind UMH in all respects.	I the undersigned, ______ hereby confirm that this Deed of Trust was signed by ____, and that their signatures bind Resnik Paz Nevo Trusts Ltd. (the “Trustee”), in all respects.
______________, Adv.	________________ __.

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UMH PROPERTIES, INC

The First Schedule

Bond Certificate

NIS 328,962,000, Bonds (Series A)

The Principal of the Bonds shall be repaid in one installment, on February 28, 2027.

The Principal on the Bonds shall bear fixed annual interest at a rate to be determined in the Public Tender to be held with respect of the Issuance (hereafter, the “Base Interest” or the “Annual Interest”), subject to adjustments as set forth in Section 7 to the Deed of Trust. The interest shall be payable in semiannual installments at the end of each period, on August 31, 2022, and on February 28 and August 31 of each of the years 2023-2026 (inclusive) and on February 28, 2027 (each, an “Interest Payment Date”), for the six (6) month period commencing on the previous Interest Payment Date and ending on the day immediately preceding the applicable Interest Payment Date (the “Interest Period”), except for the First Interest Payment Date, which shall be August 31, 2022, for the period commencing on the first Trading Day after the Public Tender Date and ending on the day immediately preceding the First Interest Payment Date (the “First Interest Period”) and which shall be calculated on the basis of 365 days in a year and the actual number of days in such period.

Registered Holder of this Bond: ______________ (the “Bondholder” or “Holder”)

Certificate Number: 1

Par value of Bonds subject to this Certificate: 328,962,000

Interest: 4.72% per annum

This certificate witnesses that UMH PROPERTIES, INC. (the “Company”) shall pay to the Holder or to whomever is the registered as the Holder of this Bond the amount it has undertaken, all subject to the remaining provisions set forth in the Terms and Conditions Overleaf.

The final interest payment shall be paid on February 28, 2027, together with the final Principal repayment and against the delivery of the Bond Certificates to the Company and/or to any third party as instructed by the Company.

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All the Bonds in this series are not secured by any collateral and will rank pari passu among themselves, without any single Bond having preference or priority over the other. This Bond is being issued subject to the conditions set forth in the Terms and Conditions Overleaf and the conditions set forth in the Deed of Trust between the Company and Resnik Paz Nevo Trusts Ltd. (the “Trustee”), dated January 31, 2022 (the “Deed of Trust”).

Signed by the Company on February 6, 2022

By:	UMH PROPERTIES, INC.
Name:	Craig Koster
Title:	General Counsel

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TERMS AND CONDITIONS OVERLEAF

1.	General

1.1	In this Bond, terms and expressions shall have the meanings prescribed thereto in the Deed of Trust, unless otherwise explicitly stated

1.2	The provisions of the Deed of Trust with respect to the Bond Certificate (including the Terms and Conditions Overleaf) shall be deemed explicitly incorporated in the conditions of these Bonds.

1.3	The Bonds shall rank pari passu to the other Bonds in the same series, without any Bond having priority over another.

1.4	In case of a contradiction between the provisions set forth in the Deed of Trust and those of the Terms and Conditions Overleaf, the Deed of Trust shall prevail.

2.	Repayment of the Bonds; Interest

2.1	Repayment of the Bonds

The Principal on the Bonds shall be repaid in one installment, on February 28, 2027.

2.2	Interest

The Principal on the Bonds shall bear fixed annual interest at a rate to be determined in the Public Tender with respect to the Issuance (hereafter, the “Base Interest” or the “Annual Interest”), subject to adjustments as set forth in Section 7 to the Deed. The interest shall be payable in semi-annual installments at the end of each period, on August 31, 2022, and on February 28 and August 31 of each of the years 2023-2026 (inclusive) and on February 28, 2027 (each, an “Interest Payment Date”), for the six (6) month period commencing on the previous Interest Payment Date and ending on the day immediately preceding the applicable Interest Payment Date (the “Interest Period”), except for the First Interest Payment Date, which shall take payable on August 31, 2022, for the period commencing on the first Trading Day following the Public Tender and ending on the day immediately preceding such First Interest Payment Date (the “First Interest Period”), which shall be calculated on the basis of 365 days in a year and the actual number of days in such period.

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3.	Payments of Principal and Interest on the Bonds

3.1.	Record Date – Payments on account of the Principal and/or any Interest thereon shall be paid to the relevant Bondholder on the following dates:

3.1.1.	Payments due on August 31 shall be made to those holding Bonds as at the end of the Trading Day on August 19.

3.1.2.	Payments due on February 28 (excluding the final payment of Principal and Interest) shall be made those holding Bonds as at the end of the Trading Day on February 16.

3.1.3.	The final payment of Principal and Interest shall be made against the delivery of the Bond Certificates to the Company, on the payment date , at a location in Israel as the Company shall instruct the Trustee, no later than five (5) Business Days prior to the last payment date.

In the event any payment date on account of Principal and/or Interest is not a Business Day, the payment date shall be postponed to the following Business Day and no interest or other payment shall be due on account of such delay, and the record date for determining the eligibility for redemption or interest shall not be changed as a result of such postponement.

3.2	The repayment of the Principal (whether scheduled, upon calling for an immediate repayment or upon an early redemption) and interest payments on the outstanding Principal balance, shall be made to the Bondholders in NIS, linked to the Dollar, as follows: (i) if the Payment Rate is higher than the Base Rate, then such payment in NIS shall be increased proportionately to the rate of increase of the Payment Rate compared to the Base Rate; (ii) if the Payment Rate is lower than the Base Rate, then such payment in NIS shall be reduced proportionately to the rate of decrease of the Payment Rate compared to the Base Rate e; and (iii) if the Payment Rate is equal to the Base Rate, then such payment shall be made in the NIS amount originally determined. Pursuant to the Stock Exchange Guidelines, the linkage method cannot be modified. Payment to a Registered Bondholder will be made by check or wire transfer in favor of said persons whose names are registered in the Register or those who delivered the Bond Certificates in accordance with Subsection 2.3 above.

3.3	The Bondholder will inform the Company of its bank account information for crediting the payments to which said Bondholder is entitled under the Bonds, or of any change in said information or in the Bondholder’s address, as applicable, by way of a written notice sent to the Company via registered mail. The Company will be obligated to act according to the Bondholder’s notice with respect to such change, provided said notice was received after thirty (30) Business Days have elapsed as of the date in which the Bondholders’ notice reached the Company. If a Bondholder who is entitled to payment as aforesaid fails to duly provide the Company with information pertaining to its bank account, then each payment on account of the Principal and/or Interest shall be made by way of a check sent via registered mail to its last known address as recorded in the Register. The sending of a check to a registered Holder via registered mail in accordance with the foregoing shall be deemed, for all intents and purposes, as payment of the amount stated therein on the date in which it was sent via post, unless it was not cleared when duly presented for at the time of its lawful presentation for collection.

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3.4	A Bondholder wishing to alter the payment instruction it has provided may do so by providing notice sent by registered mail to the Company’s registered office, and the Company shall comply with such instructions only if they have been received at the Company’s registered office at least 30 days prior to the record date for an applicable payment. In the event such instructions are received after such day, the Company shall act according to said instructions with respect to subsequent payments.

3.5	Tax shall be withheld from each payment made by the Company to the Bondholders as required under applicable law, unless the Bondholders have provided the Company with a valid withholding tax exemption from the applicable tax authority, in a form satisfactory to the Company. The Company shall be entitled to rely on the information provided to it by the Nominee Company and which appears in the register maintained by the Stock Exchange Clearing House with respect to Bondholders entitled to payment, including information pertaining to the scope of their holdings in the Bonds and the interest to which they are entitled on any applicable Interest Payment Date.

3.6	Payment to an unregistered Bondholder will be made through the Tel Aviv Stock Exchange Clearing House.

3.7	Any payment on account of Principal and/or interest thereon that is paid at a date exceeding seven (7) days after the date scheduled for its repayment under the Bonds, for reasons within the Company’s control, shall bear an additional default interest for the delay period at an annual interest rate of four percent (4%) (“Default Interest”), which shall be added to the interest borne by the Bonds at said time. If applied, the additional interest will be calculated from the date scheduled for the repayment. The Company shall issue an Immediate Report in the MAGNA System and/or on the Maya website, stating the exact rate including any Default Interest, no later than two (2) Business Days after such additional interest will apply to the Bonds.

4.	Failure to Make a Payment for Reason Beyond the Company’s Control

See Section 14 to the Deed of Trust.

5.	Bondholders Register

See Section 26 to the Deed of Trust.

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6.	Transfer and Split of Bond Certificates

The Bonds are transferrable with respect to any par value amount, provided that it will be in whole New Israeli Shekels. Any transfer of Bonds (excluding a transfer executed by way of trading on the Stock Exchange or a transfer between Bondholders held by a Stock Exchange member) will be carried by way of a deed of transfer in a standard form for transferring securities, duly signed by the registered Bondholder (or its lawful representative) and by the transferee (or its lawful representative), which shall be delivered to the Company at its registered office, together with the Bond Certificate(s) transferred thereby and any other reasonable poof required by the Company in order to evidence the transferor’s right to carry out said transference.

The transferring party shall provide the Company with reasonable evidence concerning the settlement of any payment required under applicable law in order to carry out the transference.

In the event whereby only part of the Principal amount set forth in the Bond Certificate is transferred, the Bond Certificate should first be split into several certificates, in the manner specified below.

After the fulfillment of all such conditions, the transfer will be registered in the Register and the transferee shall be bound by the terms specified in the Deed of Trust and in the Bond certificate and will be deemed a “Bondholder” for purposes of the Bond.

Each Bond certificate may be split into several new certificates and the total Principal amounts stated thereon shall be equal to the par value Principal amount of the Bond certificate subject to such split, provided that the new certificates shall each have par value amounts in whole NIS. The split will be carried out against the delivery of said Bond certificate to the Company at its registered office in order to carry out the split. All expenses associated with splitting of Bonds, including any stamp duty and other fees, if any, shall apply to the person requesting the split.

7.	Early Redemption

See Section 9 to the Deed of Trust.

8.	Bond Buyback

See Section 5 to the Deed of Trust.

9.	Additional Issuances

See Section 2.9 to the Deed of Trust.

10.	Waiver and Settlement

See Section 25 to the Deed of Trust.

11.	Bondholders’ Meetings

Bondholders’ Meetings shall be convened and conducted in accordance with the provisions of Second Schedule to the Deed of Trust.

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12.	Receipts as Proof

See Section 15 to the Deed of Trust.

13.	Replacing Bond Certificates

If a Bond certificate become worn, is lost, or destroyed, the Company may issue a new certificate in lieu thereof, under the same terms and conditions, provided that in the event the Bond certificate becomes worn, the worn Bond certificate shall be returned to the Company before the new certificate is issued. Any levies, taxes and other expenses associated with the issuance of the new certificate shall be borne by the person requesting said certificate.

14.	Calling for an Immediate Repayment

See Section 10 to the Deed of Trust.

15.	Notices

See Section 24 to the Deed of Trust.

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UMH PROPERTIES, INC

Second Schedule

General Meetings of Bondholders

In any event that a different and/or supplementary mechanism for convening and/or holding of a Bondholders’ Meeting shall be prescribed under any applicable law, including pursuant to the Stock Exchange’s bylaws and guidelines, the provisions of this Schedule shall be automatically adjusted to the provisions of the law, to the extent the provisions of such law so mandate.

Without derogating from any other provision under applicable law or under the Deed of Trust, the following provisions shall apply to Bondholders’ Meetings:

Convening Bondholders’ Meetings

1.	The Trustee, if it deems it necessary, if required by law or if requested by the Company, will convene a Bondholders’ Meeting at the Company expense.

2.	The Trustee shall convene a Bondholders’ Meeting at the request of one or more Bondholders, holding at least five percent (5%) of the outstanding balance of the par value of the Bonds. The agenda of such meeting will include the subject which was requested by said Bondholder and may include additional items at the discretion of the Trustee. The Trustee may demand the Bondholders requesting the meeting to reimburse it for the reasonable expenses in connection therewith. For the avoidance of doubt, the Trustee’s demand for reimbursement shall not prejudice the convening of a meeting called in order to take action aimed at preventing of a breach of the Bondholders’ rights. It is noted that the Trustee’s demand for reimbursement will not constitute a condition for convening a Bondholders’ Meeting required in order to protect the Bondholders’ rights and will not derogate from the Company’s obligation the bear the costs of such meeting.

3.	If the Trustee convenes a Bondholders’ Meeting, it will convene it by publishing an invitation in an Immediate Report on the MAGNA and/or Maya System. This invitation will include notice of the place, date, and time for the meeting, as well as the agenda and the matters to be discussed therein.

4.	The Trustee shall convene a Bondholders’ Meeting pursuant to Section 2 above on a date not earlier than seven (7) days and not later than twenty-one (21) days from the date on which the Bondholders’ request was submitted thereto; nevertheless, the Trustee may convene a Bondholders’ Meeting on an earlier date if it believes that it is required in order to protect the Bondholders’ rights and subject to the provisions of Section 7 below. In such case, the Trustee shall specify in the convening notice for such meeting the reasons for convening the Bondholders’ Meeting at an earlier date.

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5.	If the Trustee failed to convene a Bondholders’ Meeting upon the request of a Bondholder entitled thereto within the aforementioned period, the Bondholder may convene a Bondholders’ Meeting, provided that the meeting shall take place on a date that is within fourteen (14) days from the end of the period in which the Trustee was required to convene such meeting, and the Trustee shall bear the expenses incurred by the Bondholder with respect to the convening thereof.

6.	Notwithstanding the foregoing, it is possible to convene a Bondholders’ Meeting only for the purpose of consultation and/or reporting, with a one-day prior notice (or more). No Bondholders’ resolutions will be adopted in such meeting (“Consultation Meeting”).

7.	The Trustee is authorized to reschedule any Bondholders’ Meeting. If a Bondholders’ Meeting was not convened as set forth in Section 2 above or as set forth in Section 35B(a1) of the Securities Law, the court shall be entitled, at the request of a Bondholder, to order the convening thereof. In the event the aforesaid court order is granted, the Trustee shall bear the reasonable expenses incurred by the requesting Bondholder associated with obtaining said court order, in the amount determined by the court.

8.	The court may, at the request of a Bondholder, order the revocation of a resolution adopted at a Bondholders’ Meeting that was convened or conducted without complying with the terms prescribed therefor under applicable law or under the Deed of Trust. In case the fault pertains to the place or the time in which the Bondholders’ Meeting is convened, as set forth in the convening notice, a Bondholder who attended said meeting, notwithstanding the fault, may not demand the revocation of the resolution.

9.	Each Bondholders’ Meeting shall take place at the Company’s registered office in Israel, or at another address to be determined by the Company, provided that said address is in Israel.

Record Date; Proof of Ownership

10.	The record date with respect to ownership of Bonds in order to establish the Bondholders’ entitlement to participate and vote at the Bondholders’ Meeting shall be the date set forth in the notice of the Bondholders’ Meeting. The record date shall be determined by the Trustee subject to the law, which currently provides that such date shall be no less than three (3) Trading Days prior to the date on which Bondholders’ Meeting is held, and no more than fourteen (14) days prior to the date of said meeting.

11.	A Bondholder wishing to vote at a Bondholders’ Meeting is entitled to receive from the Stock Exchange member by which the Bonds are held, a confirmation of its ownership of the Bonds. The Bondholder shall deliver to the Trustee at its registered office in Israel or through the ISA’s electronic voting system (or in any other way which will be specified in the invitation), no later than the date as determined by the Person calling the Bondholder Meeting in the meeting invitation, said confirmation specifying the number of Bonds held by the Bondholder as of the date specified in said certificate, together with a power of attorney if such ownership confirmation does not indicate the name of the person participating at the meeting.

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Meeting Chairperson

12.	The Trustee or a person appointed thereby shall serve as the Chairman of the Bondholders’ Meeting.

Legal Quorum; Adjourned Meeting

13.	The Bondholders’ Meeting will commence after it has been confirmed that the legal quorum required for holding a discussion in respect of any of the items on the meeting’s agenda is present. In the Bondholders’ Meeting, only resolutions which were included in the meeting’s agenda will be put to a vote, provided that the legal quorum required for adoption thereof is present as further provided below.

14.	The presence of Bondholders (one or more) irrespective of the amount of voting rights held thereby will constitute a legal quorum in a Consultation Meeting. The legal quorum required in order to adopt an Ordinary Resolution shall be the presence of two or more Bondholders, present in person or by proxy within half an hour as of the time prescribed for the beginning of the Bondholders’ Meeting, jointly holding or representing at least twenty five percent (25%) of the voting rights assigned to the Bonds except with respect to resolutions for which a different quorum is required under applicable law or under the Deed of Trust.

15.	If a legal quorum shall not be present within half an hour from the time prescribed for the beginning of a Bondholders’ Meeting, such meeting shall be adjourned to another date which shall be no earlier than two (2) Business Days after the date prescribed for the convening of the original meeting or, if the Trustee believes that the Bondholders’ Meeting is required in order to protect the Bondholders’ rights, not earlier than one (1) Business Day after the date prescribed for the convening of the original meeting. In the event the Bondholders’ Meeting was adjourned, the Trustee shall specify the reasons therefor in the notice announcing the new time and place of the adjourned Bondholders’ Meeting.

16.	If a legal quorum shall not be present at an adjourned Bondholders’ Meeting within half an hour from the time prescribed for the beginning thereof, such meeting shall be held with any number of participants, unless otherwise provided by applicable law or the Deed of Trust. Notwithstanding the foregoing, if the Bondholders’ Meeting was convened at the request of Bondholders as set forth in Section 2 above, the adjourned Bondholders’ Meeting may be held only if the number of Bondholders required thereunder for convening a Bondholders’ Meeting is present.

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17.	The presence of Bondholders, in person or by proxy, within half an hour from the time prescribed for the beginning of the Bondholders’ Meeting, and jointly holding or representing at least fifty percent (50%) of the outstanding balance of the par value of the Bonds in circulation, shall constitute a legal quorum at any Bondholders’ Meeting on the agenda of which there exists a proposal to approve a Special Resolution. If, within half an hour of the time from the time prescribed for the beginning of such meeting, a legal quorum shall not be present, such meeting shall be adjourned and the provisions of Section 12 above shall apply, mutatis mutandis. At a Bondholders’ Meeting on the agenda of which there exists a proposal to approve a Special Resolution which was adjourned, the presence of at least two or more Bondholders, present in person or by proxy, jointly holding or representing at least twenty percent (20%) of the outstanding balance of the par value of the Bonds in circulation, shall constitute a legal quorum.

18.	A Related Holder shall not be counted for purposes of determining the presence of a legal quorum required to open a Bondholders’ Meeting (including any adjourned meeting) and will not be entitled to exercise the voting rights inherent in the Bonds held by it.

Continued Meeting

19.	The majority of Bondholders at a Bondholders’ Meeting in which a legal quorum is present, or the Trustee, may resolve to postpone the continuation of the Bondholders’ Meeting, including any discussion or adoption of a resolution with respect to a matter specified in the agenda of such meeting, to another date and place to be determined (a “Continued Meeting”). At a Continued Meeting, only such matter which was on the agenda of the original Bondholders’ Meeting and with respect thereof a resolution was not previously adopted shall be addressed. In the event that the Bondholders’ Meeting was adjourned without amending its agenda, notification regarding the date of the new meeting shall be provided as soon as possible, but in any event no later than twelve (12) hours prior to convening the new Bondholders’ Meeting. Notice of such a meeting shall be issued in accordance with the provisions of Section 31 below.

Vote; Required Majority

20.	Any Bondholder which is present, in person or by proxy, at a Bondholders’ Meeting, is entitled to one vote for every NIS 1 par value of the Principal of the Bonds held thereby, subject to the provisions of the Deed of Trust. The Trustee shall participate at Bondholders’ Meetings, without any voting rights.

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21.	In the event that Bonds are jointly held by two or more Bondholders, only the vote of the Bondholder listed first in the Register of the same Bond series and wishing to vote either in person or by proxy, will be counted.

22.	A resolution at a Bondholders’ Meeting will be decided based on a tally of votes.

23.	Resolutions shall be adopted at Bondholders’ Meetings by a simple majority out of all participating votes, excluding abstentions, unless a different majority is prescribed under applicable law or under the Deed of Trust, or if the Trustee resolved, pursuant to the authority granted to it under the Deed of Trust, that a resolution shall be adopted by a majority which is not a simple majority. The adoption of a Special Resolution at a Bondholders’ Meeting shall require a majority of at least two thirds (2/3) of all of the participating votes, excluding abstentions.

24.	The Chairman’s announcement regarding the adoption or rejection of a resolution and the recording thereof in the meeting’s minutes, will serve as prima facie evidence of its adoption or rejection as aforesaid.

25.	A Bondholder may vote in Bondholders’ Meetings by itself or via proxy and also by way of a written ballot in which he shall state the manner of its vote, as specified in Section 28 below. A proxy appointing letter shall be made in writing and signed by the appointer or by its representative, who has been authorized in writing to do so. If the appointer is a corporation, the appointing shall be made in writing, the corporate stamp shall be placed thereupon alongside the signature of an Officer or an attorney representing the corporation who is authorized to do so. The proxy appointing letter may be drawn-up in any standard form. A proxy does not have to be a Bondholder.

26.	A proxy appointing letter and a power of attorney pursuant to which the appointing form was signed, or a certified copy thereof, shall be delivered to the Trustee’s registered office in Israel (or as will be instructed in the invitation) no later than the date as shall be determined by the Person convening the Bondholders’ Meeting and as set forth in the meeting’s convening notice, unless otherwise determined by the Trustee. The proxy appointing letter will be valid for any adjourned meeting of the meeting referred to in the proxy appointing letter, unless otherwise provided therein.

27.	A vote cast in accordance with the provisions set forth in the proxy appointing letter shall be valid even if prior thereto, the appointer has passed away or was declared legally incompetent, or if the proxy appointing letter was revoked or the Bonds with respect to which the vote was granted were transferred.

28.	A Bondholder or its proxy may cast a portion of its votes in favor of a certain proposal, and a portion against, and abstain in respect of others, all as he deems fit.

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Minutes

29.	The Trustee will record minutes of the Bondholders’ Meetings and shall keep a copy of such at its registered office for a period of seven (7) years following the date of such meeting. Minutes executed by the Chairman of the meeting shall serve as prima facie evidence of the contents recorded therein. The Trustee shall maintain at its registered office a register containing the minutes recorded at Bondholders’ Meetings ,which shall be open for the Bondholders’ and the Company’s review (with respect to the part of the meeting in which only the Company’s representatives were present) and a copy thereof shall be sent to any Bondholder at its request.

Written Ballot

30.	Bondholders may vote at Bondholders’ Meetings by way of a written ballot. A written ballot shall be Published by the Trustee in the MAGNA or Maya system and will specify the deadline for voting. A Bondholder may state the manner of its vote in the written ballot and send it to the Trustee. Subject to applicable law, each Bondholder is entitled to receive a written ballot from the Stock Exchange member by which its Bonds are held. Voting by way of a written ballot, shall be subject to the following conditions: (i) the written ballot shall be delivered to the place, at the dates and to the persons as shall be set forth in the notice of the Bondholders’ Meetings and/or in the written ballot, and (ii) the written ballot shall be completed, duly signed and accompanied by all of the required documents attached thereto. A written ballot in which the Bondholder has set forth the manner in which he wishes to vote and was received by the Trustee prior to the last day scheduled therefor, shall be counted for determining a legal quorum. A written ballot received by the Trustee in respect of a certain matter which was not voted on at a Bondholders’ Meeting shall be considered as abstaining from the vote at such meeting in respect of a resolution to hold a Continued Meeting according to the provisions of Section 16 above, and shall be counted at the adjourned Bondholders’ Meeting to be held pursuant to the provisions of Sections 13 or 16 above. A written ballot which was submitted without the relevant documents or which was not duly completed or signed, will be disqualified from the voting.

31.	The trustee may require a holder to declare within the framework of a written ballot the existence or absence of a conflicting interest that he has, and a Holder who will not complete the written ballot in full and/or who does not prove its eligibility to attend and vote at the meeting under the Second Schedule, shall be deemed as one who did not provide a written ballot and chose not to vote on the matters(s) set forth in the written ballot. A Bondholder who declares that he has a conflicting interest will be considered as instructing the Trustee not to count its vote in the vote (but to count them for the purpose of the legal quorum).

32.	The Trustee shall be entitled, at its discretion and subject to any law, to hold voting meetings at which votes shall be held by way of written ballots and without convening the holders, and to hold votes by written ballot at a voting meeting (including at its adjourned meeting) at the opening of which the legal quorum required to adopt the resolution on the agenda was not prsent, provided that the Trustee obtained, by the closing of the voting meeting, as set forth in the notice for convening the meeting or holding a vote, as applicable, written ballots from Bondholders constituting a legal quorum required to adopt a resolution in the original or adjourned meeting, as applicable.

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Presence

33.	A person or persons appointed by the Trustee may be present but shall not be entitled to vote at Bondholders’ Meetings. The Company’s representatives and any other person or persons permitted by the Trustee may be present, with no voting rights. In the event that, at the Trustee’s discretion, part of a Bondholders’ Meeting calls for a discussion in the absence of a certain person, including the Company’s representatives, such person shall not participate in said part of the discussion.

Meeting Notice; Agenda

34.	The Trustee shall determine the agenda for a Bondholders’ Meeting and shall include therein the matters in respect of which the convening of the Bondholders’ Meeting was required pursuant to Section 2 above and any issue requested by a Bondholder as specified in Section 33 below. The Bondholders at a Bondholders’ Meeting shall only adopt resolutions in respect of matters specified on the agenda. Notwithstanding the foregoing, the Bondholders at a Bondholders’ Meeting may adopt resolutions that differ in wording from the resolutions on the agenda, according to the provisions of applicable law.

35.	One Bondholder or more, holding at least five percent (5%) of the outstanding balance of the par value of the Bonds, may request that the Trustee include a certain matter on the agenda of a Bondholders’ Meeting that shall be convened in the future, provided that such matter is appropriate for discussion at said meeting, subject to applicable law.

Additional Provisions

36.	Nothing stated in Sections 2, 32 and 33 above shall derogate from the Trustee’s authority to convene a Bondholders’ Meeting if it deems it necessary in order to consult with the Bondholders. Notice of such a Bondholders’ Meeting need not specify the matters on its agenda, and the date of such meeting shall be at least one day after the date on which notice thereof was given. No vote shall be held, and no resolutions shall be adopted, at such meeting and the provisions of the Securities Law shall apply thereto, other than the provisions specified in Section 35(12)26 of the Securities Law.

37.	If it is not possible to convene a Bondholders’ Meeting or to hold such meeting in the manner prescribed by the Deed of Trust or by the Securities Law, a court may, at the request of the Company, a Bondholder entitled to vote at a Bondholders’ Meeting or the Trustee, order that a Bondholders’ Meeting be convened and held in a manner determined by the court, and the court shall be entitled to set forth additional instructions for such purpose to the extent deemed fit thereby.

No resolution duly adopted at a Bondholders’ Meeting convened in accordance with this Schedule shall be revoked, even if due to an error, notice thereof was not provided to all Bondholders, or if such notice was not received by all of the Bondholders, provided that notice of such meeting (or the adjourned meeting, as applicable) was Published on the MAGNA website of the Israel Securities Authority.

Announcing the of Decision

38.	The Chairman’s announcement that a resolution at a Bondholders’ Meeting has been adopted or rejected, either unanimously or by a certain majority, shall be prima facie evidence of what is stated therein.

39.	This Schedule will be subject to the Securities Regulations (Voting in Writing, Position Statements and Proof of Ownership in Bonds for the Purpose of Voting at a Bondholders Meeting), 5775-2015.

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UMH PROPERTIES, INC

Third Schedule

Urgent Representation of the Bondholders

With respect to the Bonds, inasmuch as an Urgent Representation of the Bondholders is appointed, the Company undertakes that the Urgent Representation shall be appointed to act in accordance with the relevant provisions set forth in the Regulation Codex, as amended and updated from time to time, and the Company further undertakes to fully cooperate with the Urgent Representation and with the Trustee as necessary for them to conduct the investigations required by them and to formulate the Urgent Representation’s decisions and to provide the Urgent Representation with any information and documents required by them with respect to the Company.

1.	Appointment; term of tenure

1.1	The Trustee shall appoint and convene an Urgent Representation from amongst the Bondholders, as specified below (the “Urgent Representation”), at its own initiative or upon receiving the Company’s written request to do so.

1.2	The Trustee shall appoint to the Urgent Representation the three (3) Bondholders which, based on information provided by the Company, hold the highest par value of outstanding Bonds amongst the Bondholders and which declare that the following conditions are true in respect of them (the “Members of the Urgent Representation”). In the event any of the aforementioned Bondholders are not able to serve as Members of the Urgent Representation, the Trustee shall appoint in lieu thereof the Bondholder holding the next highest par value of outstanding Bonds and for which all of the conditions specified hereunder hold true:

1.2.1	The Bondholder is not in a material conflict of interest due to the existence of any additional material matter conflicting with the matter deriving from his service on the Urgent Representation and his holding the Bonds. For avoidance of doubt, a Holder who is a Related Holder (as defined in Section 5.2 to the Deed of Trust) shall be deemed to be in a material conflict of interest as aforementioned and shall not serve as a Member of the Urgent Representation; and

1.2.2	In the course of the same calendar year, the Bondholder does not serve on similar representations in respect of other bonds with an aggregate value exceeding the percentage out of the asset portfolio managed thereby that was determined as the maximum percentage permitting service on an urgent representation under the directives of the Commissioner of the Anti-Trust Authority (“the Commissioner”) which apply to the establishment of urgent representations.

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1.3	If during the service of the Urgent Representation, one of the conditions set forth in Subsection 1.2.1 to 1.2.2 above shall have ceased to hold true with respect to any of its members, the term of such member shall expire and the Trustee shall appoint another member in lieu thereof from amongst the Bondholders as set forth in Section 1.2 above.

1.4	Prior to appointing the Members of the Urgent Representation, the Trustee shall receive from the candidates for service as Members of the Urgent Representation, a declaration regarding the existence or absence of material conflicts of interest as set forth in Subsection 1.2.1 above, and regarding service on additional urgent representation as set forth in Subsection 1.2.2 above. In addition, the Trustee shall be entitled to demand such declaration from Members of the Urgent Representation at any time during the term of the Urgent Representation. A Holder who fails to provide such declaration shall be deemed to have a material conflict of interest or to be prohibited from serving by virtue of the Commissioner’s directives, as applicable. With respect to the declarations regarding conflict of interests, the Trustee shall examine the existence of the conflicted interests, and if necessary, decide whether the conflict of interests disqualifies such Holder from serving on the Urgent Representation. It is hereby clarified that the Trustee shall rely on such declarations and shall not conduct examinations or other independent investigations. Subject to applicable law, the Trustee’s determination in these matters shall be final.

1.5	Immediately after the appointment of the Urgent Representation, the Trustee shall notify the Company thereof and shall set forth the names of the members serving thereon.

1.6	The term of the Urgent Representation shall end on the date on which the Company shall publish the decisions made by the Urgent Representation with respect to granting an extension to the Company for the purpose of its compliance with the terms under the Deed of Trust as detailed in Section 1.7 below. The Company shall make public all of the information provided to the Urgent Representation upon the termination of the Urgent Representation’s term.

1.7	The Company shall Publish an Immediate Report immediately after the appointment of the Urgent Representation, stating the appointment of the Urgent Representation, the identity of its members and the powers vested therein. In addition, the Company shall Publish an Immediate report regarding the decisions made by the Urgent Representation.

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2.	Authority

2.1	The Urgent Representation shall have authority to grant a one-time extension to the Company with respect to the dates by which the Company must comply with any of the Financial Covenants set forth in Sections 6.1 and 6.2 of the Deed of Trust, until the earlier of (i) a period of additional ninety (90) days; or (ii) the date of publication of the Company’s next consolidated, audited or reviewed (as the case may be) Financial Statements which the Company must publish by such date. It is clarified that the period until the appointment of the Urgent Representation shall be taken into account within the framework of such extension and shall not constitute grounds for the granting any additional extension to the Company beyond the aforementioned period. It is further clarified that the operation of the Urgent Representation and cooperation among its members shall be limited to the discussion of granting such extension, and no other information which does not concern the granting of such extension shall be transferred among the members of the Urgent Representation.

2.2	If an Urgent Representation is not appointed according to the provisions of this Schedule, or if the Urgent Representation resolved not to grant the Company an extension as set forth in Section 2.1 above, the Trustee shall act pursuant to the provisions set forth in Section 10.2 to the Deed of Trust.

3.	Company Undertakings

3.1	The Company undertakes to provide the Trustee with all of the information in its possession or which it can obtain regarding the identity of the Bondholders and the scope of their holdings. In addition, the Trustee shall act to receive such information in accordance with powers granted hereto by law.

3.2	Furthermore, the Company undertakes to fully cooperate with the Urgent Representation and with the Trustee as shall be necessary to allow them to conduct the investigations required thereby and formulate the Urgent Representation’s resolution, as well as to provide the Urgent Representation with any information and documents required thereby with respect to the Company, subject to the restrictions of the law. Without derogating from the generality of the foregoing, the Company shall provide the Urgent Representation with information relevant for it to arrive at a conclusion and shall not include any misleading or incomplete information.

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3.3	The Company shall bear all of the expenses of the Urgent Representation, including expenses with respect to the engagement of advisors and experts by, or on behalf of, the Urgent Representation.

3.4	The appointment of the Urgent Representation or its operation shall by no means prejudice the powers granted to the Trustee according to the law and to the Deed of Trust and they will not limit the Trustee in its actions under the law and under the Deed of Trust.

4.	Liability

4.1	The Urgent Representation shall act on and resolve on the matters at hand, at its sole and absolute discretion, and shall not be liable, nor shall any of its members or their officers, employees or advisors be liable, and the Company and the Bondholders hereby exempt them, with respect to any lawsuit, demand or claim raised against them due to their using, or failing to use, the powers, authorities or discretion conferred thereupon pursuant to the Deed of Trust and this Schedule and in connection therewith or for any other action carried out thereunder, unless they acted maliciously and/or in bad faith.

4.2	The indemnity provisions set forth in Section 23 of the Deed of Trust shall apply to actions of the Members of the Urgent Representation and any person acting on their behalf as if they were the Trustee.

4.3	Nothing stated shall derogate from the powers of the Trustee to convene a General Meeting of the Bondholders and to set forth on its agenda any matter it deems fit under the circumstances, including the calling for immediate repayment. If such General Meeting was convened and any resolutions were adopted thereby, the resolutions of the General Meeting shall override the resolutions adopted by the Urgent Representation.

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